                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-46009


Dear First State Corporation Stockholder:

     You are cordially invited to attend the Special Meeting of Stockholders of First State Corporation ("First State") to be held at Merry Acres Events Center (Plantation Room), 1504 Dawson Road, Albany, Georgia, 31707 on March 30, 1998, at 1:30 p.m., local time, notice of which is enclosed.

     At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Agreement"), entered into with Regions Financial Corporation ("Regions") pursuant to which First State will merge (the "Merger") with and into Regions, the subsidiaries of First State will become subsidiaries of Regions, and Regions as successor to First State will continue the banking operations of First State's banking subsidiaries through Regions' subsidiaries. Upon consummation of the Merger, each share of First State common stock issued and outstanding (except for certain shares held by First State, Regions, or their respective subsidiaries) will be converted into .56 of a share of Regions common stock, subject to possible adjustment.

     The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

     The Merger has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Each member of the Board of Directors of First State has agreed to vote those First State shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by First State stockholders and approval of the Merger by various regulatory agencies.

     It is important to understand that approval of the Agreement requires the affirmative vote of a majority of the common stock of First State entitled to vote at the Special Meeting, not just a majority of the votes cast. Consequently, a failure to vote will have the same effect as a vote against the Agreement.

     Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Regions is a significant step for First State, and your vote on this matter is of great importance. On behalf of the Board of Directors, I urge you to vote for approval of the Merger by marking the enclosed proxy card "FOR" Item One.

                                    Sincerely,



                                    Morgan G. Murphy
                                    Chairman and Chief Executive Officer


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                             FIRST STATE CORPORATION
                   333 W. BROAD AVENUE, ALBANY, GEORGIA 31703
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD MARCH 30, 1998


     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of First State Corporation ("First State"), will be held at Merry Acres Events Center (Plantation Room), 1504 Dawson Road, Albany, Georgia, 31707 on March 30, 1998, at 1:30 p.m., local time, for the following purposes:

     1. Merger. To consider and vote on the Agreement and Plan of Merger, dated as of December 22, 1997 (the "Agreement"), by and between First State and Regions Financial Corporation ("Regions") pursuant to which (i) Regions will acquire all of the issued and outstanding common stock of First State through the merger of First State with and into Regions (the "Merger"), (ii) each share of First State common stock (except for certain shares held by First State, Regions, or their respective subsidiaries) will be converted into .56 of a share of Regions common stock, subject to possible adjustment, and (iii) each First State stockholder will receive cash in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement/Prospectus; and

     2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

     Only stockholders of record at the close of business on February 17, 1998, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

     The Board of Directors of First State unanimously recommends that holders of First State common stock vote to approve the proposals listed above.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of First State an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                    By Order of the Board of Directors



                                    Robert E. Lee
                                    Corporate Secretary


February 26, 1998



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      FIRST STATE CORPORATION                    REGIONS FINANCIAL CORPORATION
          PROXY STATEMENT                                 PROSPECTUS
FOR SPECIAL MEETING OF STOCKHOLDERS                      COMMON STOCK
     TO BE HELD MARCH 30, 1998                         (PAR VALUE $.625)
                                                     UP TO 4,039,131 SHARES


     This Prospectus of Regions Financial Corporation, a regional bank holding company organized and existing under the laws of the state of Delaware ("Regions"), relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of First State Corporation, a bank holding company organized and existing under the laws of the state of Georgia ("First State") upon consummation of the proposed merger (the "Merger") described herein, by which First State will merge with and into Regions pursuant to the terms of an Agreement and Plan of Merger, dated as of December 22, 1997, by and between Regions and First State (the "Agreement").

     On the effective date of the Merger (the "Effective Date"), except as otherwise described herein, (i) First State will merge with and into Regions,
(ii) each outstanding share of the $1.00 par value common stock of First State ("First State Common Stock") will be converted into .56 of a share of Regions Common Stock, subject to possible adjustment (the "Exchange Ratio"), and (iii) each holder of First State Common Stock will receive cash in lieu of any remaining fractional share interest. A copy of the Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

     As a result of the Merger, the separate existence of First State will cease, the subsidiaries of First State will become subsidiaries of Regions, and Regions as successor to First State will continue the banking operations of First State's banking subsidiaries through Regions' subsidiaries. For a further description of the terms of the Merger, see "Description of the Transaction."

     If (i) the Average Closing Price (as defined herein) of Regions Common Stock is less than $34.20 (which is 80% of the closing price of Regions Common Stock on December 18, 1997, the fourth trading day after the public announcement of the Merger) and

         (ii) the relative performance of Regions Common Stock (as measured by comparing the Average Closing Price to $42.75, which was the closing price of Regions Common Stock on December 18, 1997) is more than 15% lower than the relative performance of the common stocks of a specified group (the "Index Group") of bank holding companies (as measured by comparing the Index Price on the Determination Date (as such terms are defined herein) to the Index Price on December 18, 1997), then First State may elect to terminate the Agreement unless Regions increases the Exchange Ratio such that the fraction of a share of Regions Common Stock issued in exchange for each share of First State Common Stock has a value (based on the Average Closing Price) equal to the lesser of (i) $34.20 or (ii) the value (based on the Average Closing Price) of that fraction of a share of Regions Common Stock that would have been exchanged for each share of First State Common Stock if the relative performance of Regions Common Stock as determined above was 15% lower than the relative performance of the Index Group. If the Merger is approved by the First State stockholders, the Board of Directors of First State (the "First State Board") may elect not to terminate the Agreement and to consummate the Merger without resoliciting the First State stockholders even if First State's Stock Price Termination Right is triggered and as a result of the Exchange Ratio, the value of the shares of Regions Common Stock (valued at the Average Closing Price) issued in exchange for each share of First State Common Stock would be less than the lesser of (i) $34.20 or (ii) the value (based on the Average Closing Price) of that fraction of a share of Regions Common Stock that would have been exchanged for each share of First State Common Stock if the relative performance of Regions Common Stock as determined above was 15% lower than the relative performance of the Index Group.

     In making its determination of whether to terminate the Agreement, the First State Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations, and prospects of Regions (including the recent performance of Regions Common Stock, the historical financial data of Regions, customary statistical measurements of Regions' financial performance, and the future prospects for Regions Common Stock following the Merger), and the advice of its financial advisors and legal counsel. If the First State Board elects to terminate the Agreement, Regions would then determine whether to proceed with the Merger at the higher Exchange Ratio. In making this determination, the principal factors Regions will consider include the projected effect of the Merger on Regions' pro forma earnings per share and whether Regions' assessment of First State's earning potential as part of Regions justifies the issuance of an increased number of Regions' shares. See "Description of the Transaction--Possible Adjustment of Exchange Ratio."

     This Prospectus also constitutes a Proxy Statement of First State and is being furnished to the stockholders of First State in connection with the solicitation of proxies by the Board of Directors of First State for use at its special meeting of stockholders, including any adjournment or postponement thereof (the "Special Meeting"), to be held on March 30, 1998, to consider and vote on the proposed Merger and related matters. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of First State on or about February 26, 1998.


   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                     GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

        The date of this Proxy Statement/Prospectus is February 26, 1998.


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



                              AVAILABLE INFORMATION


     Regions and First State are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Regions Common Stock is traded in the Nasdaq National Market. Reports, proxy statements, and other information concerning Regions may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY REGIONS OR FIRST STATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF REGIONS OR FIRST STATE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to First State was supplied by First State.


                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:

          1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          2. Regions' Quarterly Reports on Form 10-Q for the three months ended March 31, June 30, and September 30, 1997;


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

          3. Regions' Report on Form 10-C filed June 20, 1997;

          4. Regions' Current Report on Form 8-K filed with the SEC on February 9, 1998; and

          5. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description.

     Regions' Annual Report on Form 10-K for the year ended December 31, 1996, incorporates by reference specific portions of Regions' Annual Report to Stockholders for that year (the "Regions Annual Report to Stockholders"), but does not incorporate other portions of the Regions Annual Report to Stockholders. Only those portions of the Regions Annual Report to Stockholders captioned "Financial Summary & Review 1996," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

     The following documents previously filed with the SEC by First State pursuant to the Exchange Act are hereby incorporated by reference herein:

          1. First State's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          2. First State's Quarterly Reports on Form 10-Q for the three months ended March 31, June 30, and September 30, 1997;

          3. First State's Current Report on Form 8-K filed with the SEC on January 26, 1998.

     All documents filed by Regions and First State pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE (EXCEPT FOR THE EXHIBITS THERETO), IF FILED BY REGIONS, FROM RONALD C. JACKSON, STOCKHOLDER ASSISTANCE, REGIONS FINANCIAL CORPORATION, 417 NORTH 20TH STREET, BIRMINGHAM, ALABAMA 35203 (TELEPHONE (205) 326-7090), AND IF FILED BY FIRST STATE, FROM ROBERT E. LEE, 333 W. BROAD AVENUE, ALBANY, GEORGIA, 31703, (TELEPHONE (912) 432-8050). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 23, 1998.


           CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

     This Proxy Statement/Prospectus, documents incorporated by reference herein, or any other written or oral statements made by or on behalf of Regions may include forward looking statements which reflect Regions' current views with respect to future events and financial performance. Such forward looking statements are subject to certain uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. These uncertainties and other factors include, but


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

are not limited to, uncertainties relating to business and economic conditions, the financial services industry, and Regions. The words "believe", "expect", "anticipate", "project", and similar expressions signify forward looking statements. Readers are cautioned not to place undue reliance on any forward looking statements made by or behalf of Regions. Any such statement speaks only as of the date the statement was made. Regions undertakes no obligation to update or revise any forward looking statements.

     More specifically, Regions' current report on Form 8-K filed with the SEC on February 9, 1998, pertaining to Regions' pending combination with First Commercial Corporation ("FCC") includes certain forward-looking statements regarding each of Regions, FCC, and the combined company following the FCC acquisition, including statements relating to cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the FCC Acquisition, and certain restructuring charges expected to be incurred in connection with the FCC acquisition. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause Regions' actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (i) expected cost savings from the FCC acquisition and Regions' other pending acquisitions may not be fully realized or realized within the expected time frame; (ii) revenues following the FCC acquisition and the other pending acquisitions may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the FCC acquisition and the other pending acquisitions may be greater than expected; (iii) competitive pressures among depository and other financial institutions may increase significantly; (iv) costs or difficulties related to the integration of the business of Regions, FCC, and the other pending acquisitions may be greater than expected; (v) changes in the interest rate environment may reduce margins; (vi) general economic or business conditions, either nationally or in the states or regions in which Regions does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (vii) legislative or regulatory changes may adversely affect the businesses in which Regions is engaged; and (viii) changes may occur in the securities markets. Additional information with respect to factors that may cause results to differ materially from those contemplated by such forward-looking statements is included in Regions' current and subsequent filings with the SEC.


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


                                TABLE OF CONTENTS

AVAILABLE INFORMATION........................................................  3
DOCUMENTS INCORPORATED BY REFERENCE..........................................  3
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION..................  4
SUMMARY......................................................................  8
     The Parties.............................................................  8
     Special Meeting of First State Stockholders.............................  8
     Record Date; Vote Required..............................................  9
     The Merger; Exchange Ratio..............................................  9
     Absence of Dissenters' Rights .......................................... 10
     Reasons for the Merger; Recommendation of First State's Board
      of Directors........................................................... 10
     Opinion of First State's Financial Advisor.............................. 10
     Effective Date.......................................................... 10
     Exchange of Stock Certificates.......................................... 11
     Regulatory Approvals and Other Conditions............................... 11
     Waiver, Amendment, and Termination of the Agreement..................... 11
     Interests of Certain Persons in the Merger.............................. 11
     Certain Federal Income Tax Consequences of the Merger................... 11
     Certain Differences in Stockholders' Rights............................. 12
     Comparative Market Prices of Common Stock............................... 12
     Comparative Per Share Data.............................................. 12
     Selected Financial Data................................................. 13
RECENT DEVELOPMENTS..........................................................
     First Commercial Corporation Acquisition................................
     Regions' 1997 Operation Results.........................................
THE SPECIAL MEETING..........................................................
     General.................................................................
     Record Date; Vote Required..............................................
DESCRIPTION OF THE TRANSACTION...............................................
     General.................................................................
     Possible Adjustment of Exchange Ratio ..................................
     Treatment of First State Options........................................
     Background of and Reasons for the Merger................................
     Opinion of First State's Financial Advisor..............................
     Effective Date of the Merger............................................
     Distribution of Regions Stock Certificates and
       Payment for Fractional Shares.........................................
     Conditions to Consummation of the Merger................................
     Regulatory Approvals....................................................
     Waiver, Amendment, and Termination of the Agreement.....................
     Conduct of Business Pending the Merger..................................
     Management Following the Merger.........................................
     Interests of Certain Persons in the Merger..............................
     Absence of Dissenters' Rights...........................................
     Certain Federal Income Tax Consequences of the Merger...................
     Accounting Treatment....................................................


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


     Expenses and Fees.......................................................
     Resales of Regions Common Stock.........................................
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS...............................
     Antitakeover Provisions Generally.......................................
     Authorized Capital Stock................................................
     Amendment of Certificate of Incorporation and Bylaws....................
     Classified Board of Directors and Absence of Cumulative Voting..........
     Removal of Directors....................................................
     Limitations on Director Liability.......................................
     Indemnification.........................................................
     Special Meetings of Stockholders........................................
     Actions by Stockholders Without a Meeting...............................
     Stockholder Nominations and Proposals...................................
     Mergers, Consolidations, and Sales of Assets Generally..................
     Business Combinations with Certain Persons..............................
     Absence of Dissenters' Rights...........................................
     Stockholders' Rights to Examine Books and Records.......................
     Dividends...............................................................
COMPARATIVE MARKET PRICES AND DIVIDENDS......................................
BUSINESS OF FIRST STATE     .................................................
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF FIRST STATE..................
BUSINESS OF REGIONS..........................................................
     General.................................................................
     Acquisition Activity....................................................
CERTAIN REGULATORY CONSIDERATIONS............................................
     General.................................................................
     Payment of Dividends....................................................
     Capital Adequacy........................................................
     Support of Subsidiary Institutions......................................
     Prompt Corrective Action................................................
     FDIC Insurance Assessments..............................................
DESCRIPTION OF REGIONS COMMON STOCK..........................................
STOCKHOLDER PROPOSALS........................................................
EXPERTS......................................................................
OPINIONS.....................................................................
APPENDIX A--Agreement and Plan of Merger..................................... A-1
APPENDIX B--Opinion of Morgan Keegan & Company, Inc. ........................ B-1



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




                                     SUMMARY

     The following is a summary of certain information relating to the Special Meeting, the proposed Merger, and the offering of shares of Regions Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Regions" and "First State" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

      First State. First State is a bank holding company organized and existing under the laws of the state of Georgia, headquartered in Albany, Georgia. First State operates principally through its two banking subsidiaries, which are state-chartered commercial banks and which provide a range of consumer and commercial banking services through a total of 14 banking offices in southwest Georgia. At September 30, 1997, First State had total consolidated assets of approximately $540 million, total consolidated deposits of approximately $462 million, and total consolidated stockholders' equity of approximately $52 million. First State's principal executive office is located at 333 W. Broad Avenue, Albany, Georgia, 31703 and its telephone number at such address is (912) 432-8000.

     Regions. Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 435 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of September 30, 1997. At that date, Regions had total consolidated assets of approximately $22.2 billion, total consolidated deposits of approximately $17.6 billion, and total consolidated stockholders' equity of approximately $1.9 billion. Regions is the second largest bank holding company headquartered in Alabama in terms of assets, based on September 30, 1997 information. Regions operates banking subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     Since December 31, 1996, Regions has completed acquisitions of eleven financial institutions and has entered into definitive agreements or letters of intent to acquire eight financial institutions, including the Merger. For information concerning Regions' acquisition activity, including the completed and other pending acquisitions, see "Documents Incorporated by Reference," "Recent Developments--First Commercial Corporation Acquisition," and "Business of Regions--Acquisition Activity."

     Regions commenced operations in 1971, under its former name First Alabama Bancshares, Inc., as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

     Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of Regions."

SPECIAL MEETING OF FIRST STATE STOCKHOLDERS

     The Special Meeting will be held at 1:30 p.m., local time, on March 30, 1998, at Merry Acres Events Center (Plantation Room), 1504 Dawson Road, Albany, Georgia, 31707, for the purpose of considering and


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


voting on approval of the Agreement and to transact such other business as may properly come before the meeting. See "The Special Meeting."

RECORD DATE; VOTE REQUIRED

     Only holders of record of First State Common Stock at the close of business on February 17, 1998 (the "Record Date"), will be entitled to vote at the Special Meeting. The affirmative vote of a majority of the First State Common Stock outstanding and entitled to vote at the Special Meeting will be required to approve the Agreement not just a majority of the votes cast. As of the Record Date, there were 6,879,898 shares of First State Common Stock outstanding and entitled to be voted.

     The directors and executive officers of First State and their affiliates beneficially owned, as of the Record Date, 1,256,510 shares (or approximately 18.26% of the outstanding shares) of First State Common Stock. Each member of the Board of Directors of First State has agreed to vote those shares of First State Common Stock over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of First State Common Stock. As of that date, no subsidiary of Regions held any shares of First State Common Stock in a fiduciary capacity for others, but subsidiaries of First State held 2,332,759 shares of First State Common Stock in a fiduciary capacity for others. See "The Special Meeting--Record Date; Vote Required."

THE MERGER; EXCHANGE RATIO

     The Agreement provides for the acquisition of First State by Regions pursuant to the Merger of First State with and into Regions. On the Effective Date, each share of First State Common Stock then issued and outstanding (except for shares held by First State, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into .56 of a share of Regions Common Stock, subject to possible adjustment. No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any First State stockholder would be entitled upon consummation of the Merger, based on the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source) on the last trading day immediately preceding the Effective Date. See "Description of the Transaction--General."

     If (i) the Average Closing Price (as described below) of Regions Common Stock is less than $34.20 and (ii) the relative performance of Regions Common Stock (as measured by comparing the Average Closing Price to $34.20, which is 80% of the closing price of Regions Common Stock on December 18, 1997, the fourth trading day after the public announcement of the Merger) is more than 15% lower than the relative performance of the common stocks of a specified group (the "Index Group") of bank holding companies (as measured by comparing the Index Price on the Determination Date (as such terms are defined below) to the Index Price on December 18, 1997), then First State may elect to terminate the Agreement (the "Stock Price Termination Right") unless Regions increases the Exchange Ratio such that the fraction of a share of Regions Common Stock issued in exchange for each share of First State Common Stock has a value (based on the Average Closing Price) equal to the lesser of (i) $34.20 or (ii) the value (based on the Average Closing Price) of that fraction of a share of Regions Common Stock that would have been exchanged for each share of First State Common Stock if the relative performance of Regions Common Stock as determined was 15% lower than the relative performance of the Index Group. If the Merger is approved by the First State stockholders, the First State Board may elect not to terminate the Agreement and to consummate the Merger without resoliciting the First State stockholders even if First State's Stock Price Termination Right is triggered and, as a result of the Exchange Ratio, the value of the shares of Regions Common Stock (valued at the Average Closing Price) issued in exchange for each share of First State Common Stock would be less than the lesser of (i) $34.20 or (ii) the value (based on the Average Closing Price) of the shares of Regions Common Stock that would have been exchanged for each share of First State Common Stock if the relative performance of Regions Common Stock as determined above was 15% lower than the relative performance of the Index Group.

     Under no circumstances would the Exchange Ratio be less than .56 of a share of Regions Common Stock for each share of First State Common Stock. See "Description of the Transaction--Possible Adjustment of Exchange Ratio."

ABSENCE OF DISSENTERS' RIGHTS

     In accordance with the applicable provisions of the Georgia Act, because First State Common Stock is quoted on the Nasdaq National Market, the holders of shares of First State Common Stock are not afforded the right to dissent from the Merger and to receive an appraised value of such shares in cash.

REASONS FOR THE MERGER; RECOMMENDATION OF FIRST STATE'S BOARD OF DIRECTORS

      First State's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, First State and its stockholders. Accordingly, First State's Board unanimously recommends that First State's stockholders vote FOR approval of the Agreement. EACH MEMBER OF THE BOARD OF DIRECTORS OF FIRST STATE HAS AGREED TO VOTE THOSE SHARES OF FIRST STATE COMMON STOCK OVER WHICH SUCH MEMBER HAS VOTING AUTHORITY (OTHER THAN IN A FIDUCIARY CAPACITY) IN FAVOR OF THE AGREEMENT. In approving the Agreement, First State's directors considered First State's financial condition, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, and legal advice concerning the proposed Merger, and the opinion of Morgan Keegan & Company ("Morgan Keegan") that, as of the date of its opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of First State. See "Description of the Transaction--Background of and Reasons for the Merger."

OPINION OF FIRST STATE'S FINANCIAL ADVISOR

      Morgan Keegan has rendered an opinion to First State that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of First State. The opinion of Morgan Keegan is attached as Appendix B to this Proxy Statement/Prospectus. First State stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of the Transaction--Opinion of First State's Financial Advisor."

EFFECTIVE DATE

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Georgia Certificate of Merger become effective with, respectively, the Delaware Secretary of State and the Georgia Secretary of State. Unless otherwise agreed upon by Regions and First State, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of First State stockholders, unless otherwise mutually agreed upon by the parties. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1998, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction--Effective Date of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

     Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions (the "Exchange Agent"), to mail to the former stockholders of First State a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of First State Common Stock for certificates representing shares of Regions Common Stock. FIRST STATE STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "Description of the Transaction--Distribution of Regions Stock Certificates and Payment for Fractional Shares."

REGULATORY APPROVALS AND OTHER CONDITIONS

     The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Department of Banking and Finance of the state of Georgia (the "Georgia Department"). Applications for the requisite approvals have been filed with these agencies, each of which has yet to issue its approval of the Merger. There can be no assurance that the approvals of the Georgia Department and the Federal Reserve will be given or as to the timing or conditions of such approvals.

     Consummation of the Merger is subject to various other conditions, including receipt of the required approval of First State stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction--Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual consent of the Boards of Directors of both First State and Regions, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by September 30, 1998, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, First State will continue to operate as a bank holding company under its present management. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of First State's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of First State generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain Regions employee benefits, and treatment of outstanding options to acquire First State Common Stock. See "Description of the Transaction--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Consummation of the Merger is conditioned on the receipt of an opinion of counsel to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the exchange in the Merger of First State Common Stock for Regions Common Stock will not give rise to gain or loss to First State stockholders, except to the extent of any cash received in lieu of fractional share interests. Gain recognition, if any, will not be in excess of the amount of cash received. Subject to the provisions and limitations of
Section 302(a) of the Code, gain or loss will be recognized upon the receipt of cash in lieu of fractional share interests. See "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger."

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCE OF EACH STOCKHOLDER AND OTHER CIRCUMSTANCES, EACH FIRST STATE STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS).

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

     On the Effective Date, First State stockholders, whose rights are governed by the Georgia Business Corporation Code (the "Georgia Act") and by First State's Articles of Incorporation and Bylaws, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by the Delaware General Corporation Law (the "Delaware GCL") and by Regions' Certificate of Incorporation and Bylaws.

     The rights of Regions stockholders differ from the rights of First State stockholders in certain important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."

COMPARATIVE MARKET PRICES OF COMMON STOCK

     Regions Common Stock and First State Common Stock are traded in the over-the-counter market and are quoted in the Nasdaq National Market. The following table sets forth the last sale price of Regions Common Stock, the last sale price of First State Common Stock, and the equivalent per share price (as explained below) of First State Common Stock at the close of trading on December 11, 1997, the last trading day immediately preceding public announcement of the Merger, and February 24, 1998, the latest practicable date prior to the mailing of this Proxy Statement/Prospectus:

                                                                                      EQUIVALENT
                                                                                          PER
                                                                                      SHARE PRICE
                                         REGIONS             FIRST STATE            OF FIRST STATE
MARKET PRICE PER SHARE AT:            COMMON STOCK          COMMON STOCK             COMMON STOCK
--------------------------            ------------          ------------            --------------
December 11, 1997                       $ 41.75                $ 19.25                  $ 23.38
February 24, 1998                         39.63                  21.00                    22.19

     The equivalent per share price of First State Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the Exchange Ratio of .56. Stockholders are advised to obtain current market quotations for Regions Common Stock and First State Common Stock. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Date.


COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Regions and First State, (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger, and (iii) an equivalent pro forma basis per share of First State Common Stock, giving effect to the Merger. The Regions and First State pro forma combined information and the First State pro forma Merger equivalent information give effect to the Merger on a pooling-of-interests accounting basis and assume an Exchange Ratio of .56. See "Description of the Transaction--Accounting Treatment." The pro forma data are presented for informational purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and First State, including the respective notes thereto. Historical information has been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997, and a 2-for-1 stock split effected by First State on May 20, 1997. See "Documents Incorporated by Reference," and "--Selected Financial Data."

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                              -----------------        ---------------------------
                                                               1997       1996          1996      1995       1994
                                                              ------     ------        ------    ------     ------
                                                                  (Unaudited)           (Unaudited except Regions
                                                                                       and First State historical)
NET INCOME PER COMMON SHARE
Regions historical.......................................     $ 1.62     $ 1.33        $ 1.85    $ 1.60     $ 1.55
First State historical ..................................        .77        .78          1.07       .98        .77
Regions and First State pro forma combined(1)............       1.61                     1.85      1.61       1.54
First State pro forma Merger equivalent(2)...............        .90                     1.04       .90        .86
DIVIDENDS DECLARED PER COMMON SHARE
Regions historical.......................................        .60        .525          .70       .66        .60
First State historical...................................        .25        .20           .28       .21        .17
First State pro forma Merger equivalent(3)...............        .34        .29           .39       .37        .34
BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions historical.......................................      13.58      12.43         12.76     11.69      10.63
First State historical...................................       7.54       6.80          7.05      6.29       5.43
Regions and First State pro forma combined(1)............      13.58
First State pro forma Merger equivalent(2)...............       7.60


(1) Represents the combined results of Regions and First State as if the Merger were consummated on January 1, 1994 (or September 30, 1997, in the case of Book Value Per Common Share Data), and were accounted for as a pooling of interests.

(2) Represents pro forma combined information multiplied by the Exchange Ratio of .56 of a share of Regions Common Stock for each share of First State Common Stock.

(3) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of .56 of a share of Regions Common Stock for each share of First State Common Stock.

(4) The Exchange Ratio is subject to upward adjustment under certain conditions if the average of the closing sales prices of Regions Common Stock over a specified period is less than $34.20. See "Description of the Transaction -- Possible Adjustment of Exchange Ratio." The presentation of pro forma Merger equivalent information would be affected by any increase in the Exchange Ratio.


SELECTED FINANCIAL DATA

     The following tables present certain selected historical financial information for Regions and First State. The per share data for Regions have been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997, and the per share data for First State have been adjusted to reflect a 2-for-1 stock split effected by First State on May 20, 1997. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and First State incorporated by reference or included herein. Interim unaudited data for the nine months ended September 30, 1997 and 1996 of Regions and First State reflect, in the opinion of the respective managements of Regions and First State, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1997, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "Documents Incorporated by Reference."

Selected Historical Financial Data of Regions

                                             NINE MONTHS
                                           ENDED SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                        ------------------------  -----------------------------------------------------------------
                                            1997         1996         1996         1995         1994          1993          1992
                                        -----------  -----------  -----------  -----------  -----------   -----------   -----------
                                               (Unaudited)
                                                                            (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income ..............  $ 1,217,085  $ 1,029,151  $ 1,386,122  $ 1,259,600  $   991,693   $   746,544   $   737,094
  Total interest expense .............      603,046      508,573      685,656      635,336      436,157       296,195       324,420
  Net interest income ................      614,039      520,578      700,466      624,264      555,536       450,349       412,674
  Provision for loan losses ..........       31,449       21,734       29,041       30,271       20,580        24,695        39,367
  Net interest income after
       loan loss provision ...........      582,590      498,844      671,425      593,993      534,956       425,654       373,307
  Total noninterest income excluding
       security gains (losses) .......      189,852      162,759      217,624      187,830      171,705       169,318       147,943
  Security gains (losses) ............          541          259        3,115         (424)         344           831         2,417
  Total noninterest expense ..........      441,688      415,955      553,801      487,461      442,376       383,130       343,279
  Income tax expense .................      110,592       81,022      108,677       96,109       84,109        66,169        56,405
  Net income .........................      220,703      164,885      229,686      197,829      180,520       146,504       123,983
PER SHARE DATA:
  Net income .........................  $      1.62  $      1.33  $      1.85  $      1.60  $      1.55   $      1.40   $      1.21
  Cash dividends .....................          .60         .525          .70          .66          .60           .52           .46
  Book value .........................        13.58        12.43        12.76        11.69        10.63          9.93          8.57
OTHER INFORMATION:
  Average number of shares outstanding      136,526      123,960      124,272      123,340      116,412       104,306       102,384
STATEMENT OF CONDITION DATA
(PERIOD END):
  Total assets .......................  $22,241,897  $18,731,424  $18,930,175  $16,851,774  $15,810,076   $13,163,161   $10,457,676
  Securities .........................    4,386,163    4,005,675    3,870,595    3,863,781    3,346,291     2,993,417     2,255,732
  Loans, net of unearned income ......   15,823,660   13,032,238   13,311,172   11,542,311   10,855,195     8,430,931     6,657,557
  Total deposits .....................   17,623,742   15,186,950   15,048,336   13,497,612   12,575,593    11,025,376     8,923,801
  Long-term debt .....................      402,627      447,959      447,269      632,019      599,476       525,820       151,460
  Stockholders' equity ...............    1,851,493    1,554,740    1,598,726    1,429,253    1,286,322     1,106,361       886,116
PERFORMANCE RATIOS:
  Return on average assets(1)(6) .....         1.41%        1.25%        1.29%        1.21%        1.27%         1.38%         1.29%
  Return on average stockholders'
       equity(1)(6) ..................        16.26        14.83        15.19        14.29        15.26         15.76         15.04
  Net interest margin ................         4.30         4.29         4.27         4.21         4.37          4.77          4.85
  Efficiency (2)(6) ..................        54.06        59.97        59.44        58.79        59.44         60.23         59.62
  Dividend payout ....................        37.04        39.47        37.84        41.12        38.71         37.01         37.60
ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
       net of unearned income(1) .....          .22%         .10%         .15%         .17%         .19%          .23%          .36%
  Problem assets to net loans and
       other real estate (3) .........          .69          .54          .56          .59          .75          1.12          1.29
  Nonperforming assets to net loans
       and other real estate (4) .....          .81          .73          .76          .68          .80          1.28          1.39
  Allowance for loan losses to loans,
       net of unearned income ........         1.24         1.37         1.32         1.38         1.32          1.48          1.51
  Allowance for loan losses to
       nonperforming assets (4) ......       153.38       186.89       173.65       202.55       164.48        115.88        107.97
LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
       average assets ................         8.66%        8.41%        8.49%        8.44%        8.35%         8.76%         8.60%
  Average loans to average deposits ..        88.43        85.01        85.90        86.12        79.90         76.41         71.59
  Tier 1 risk-based capital (5) ......         9.85        10.71        10.81        11.14        10.69         11.13         11.68
  Total risk-based capital (5) .......        12.24        13.53        13.59        14.61        14.29         13.48         14.44
  Tier 1 leverage (5) ................         7.35         7.65         7.44         7.49         8.21         10.11          8.44

-----------------------

(1)  Interim period ratios are annualized.

(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.

(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.

(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The ratios for periods prior to 1996 have not been restated to reflect the combination with First National Bancorp effected March 1, 1996, and accounted for as a pooling of interests, or any other pooling-of-interests transactions.

(6) Ratios for 1996 excluding $19.0 million (after-tax) charged for SAIF assessment and merger expenses are as follows: Return on average stockholders' equity - 16.45%, Return on average total assets - 1.40%, and Efficiency - 56.16%.

Selected Historical Financial Data of First State

                                               NINE MONTHS
                                           ENDED SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                           -------------------   ----------------------------------------------------
                                             1997       1996       1996       1995       1994       1993       1992
                                           --------   --------   --------   --------   --------   --------   --------
                                             (Unaudited)
                                                                    (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income ................   $ 31,170   $ 26,951   $ 37,049   $ 34,366   $ 29,429   $ 28,039   $ 29,269
  Total interest expense ...............     12,841     10,495     14,751     12,347     10,005      9,875     12,516
  Net interest income ..................     18,329     16,456     22,298     22,019     19,424     18,164     16,753
  Provision for loan losses ............        825        350        413        753        773      1,733      1,416
  Net interest income after
       loan loss provision .............     17,504     16,106     21,885     21,266     18,651     16,431     15,337
  Total noninterest income
       excluding security gains (losses)      5,166      4,990      7,179      7,386      7,874     10,638      8,215
  Security gains (losses) ..............          6         68         70         46         --          2         --
  Total noninterest expense ............     14,590     13,218     18,094     18,864     19,128     20,580     18,522
  Income tax expense ...................      2,626      2,463      3,479      2,980      2,139      1,860      1,227
  Net income ...........................      5,460      5,483      7,561      6,854      5,258      4,631      3,803
PER SHARE DATA:
  Net income ...........................   $    .77   $    .78   $   1.07   $    .98   $    .77   $    .68   $    .43
  Cash dividends .......................        .25        .20        .28        .21        .17        .13        .03
  Book value ...........................       7.54       6.80       7.05       6.29       5.43       5.01       4.19
OTHER INFORMATION:
  Average number of shares outstanding .      6,851      6,850      6,843      6,858      6,810      6,701      8,797
STATEMENT OF CONDITION DATA
(PERIOD END):
  Total assets .........................   $539,949   $515,443   $516,499   $436,859   $409,521   $394,133   $396,333
  Securities ...........................    107,615    118,518    121,839     71,559     92,087     58,228     64,973
  Loans, net of unearned income ........    382,188    332,571    334,332    299,161    267,435    275,813    255,867
  Total deposits .......................    461,657    452,612    452,451    384,326    363,858    347,012    347,150
  Long-term debt .......................      3,058      4,823      3,145         --        450        650      1,268
  Stockholders' equity .................     51,994     46,385     48,130     43,148     37,223     31,839     36,928
PERFORMANCE RATIOS:
  Return on average assets (1) .........       1.40%      1.65%      1.63%      1.67%      1.33%      1.23%      1.01%
  Return on average stockholders'
       equity (1) ......................      14.72      16.40      16.72      17.03      15.15      14.91      10.91
  Net interest margin (1) ..............       4.81       5.32       5.42       6.02       5.57       5.53       5.14
  Efficiency (2) .......................      62.15      61.72      61.22      64.17      70.05      71.46      74.26
  Dividend payout ......................      32.47      25.64      26.42      21.23      21.74      18.99       7.90
ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
       net of unearned income (1) ......        .19%       .09%       .12%       .08%       .14%       .18%       .38%
  Problem assets to net loans and
       other real estate (3) ...........        .38        .52        .30        .45        .33        .29        .64
  Nonperforming assets to net loans
       and other real estate (4) .......        .72        .72        .48        .66        .49        .43        .91
  Allowance for loan losses to loans,
       net of unearned income ..........       1.41       1.56       1.51       1.68       1.68       1.49       1.11
  Allowance for loan losses to
       nonperforming assets (4) ........     199.15     218.07     316.57     255.82     343.77     348.30     123.15
LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
       average assets ..................       9.01%     10.02%      9.75%      9.81%      8.79%      8.26%      9.24%
  Average loans to average deposits ....      78.09      79.92      77.96      79.31      75.34      79.40
                                                                                                                71.91
  Tier 1 risk-based capital (5) ........      12.24      12.52      12.98      14.26      13.02      11.40      16.68
  Total risk-based capital (5) .........      13.49      13.81      14.24      15.52      14.27      12.96      17.81
  Tier 1 leverage (5) ..................       8.60       7.68       7.99       9.87       8.40       7.62      10.66

(1)  Interim period ratios are annualized.

(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.

(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.

(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION.........................................................   3
DOCUMENTS INCORPORATED BY REFERENCE...........................................   3
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION...................   4
SUMMARY.......................................................................   8
     The Parties..............................................................   8
     Special Meeting of First State Stockholders..............................   8
     Record Date; Vote Required...............................................   9
     The Merger; Exchange Ratio...............................................   9
     Absence of Dissenters' Rights ...........................................  10
     Reasons for the Merger; Recommendation of First State's Board
      of Directors............................................................  10
     Opinion of First State's Financial Advisor...............................  10
     Effective Date...........................................................  10
     Exchange of Stock Certificates...........................................  11
     Regulatory Approvals and Other Conditions................................  11
     Waiver, Amendment, and Termination of the Agreement......................  11
     Interests of Certain Persons in the Merger...............................  11
     Certain Federal Income Tax Consequences of the Merger....................  11
     Certain Differences in Stockholders' Rights..............................  12
     Comparative Market Prices of Common Stock................................  12
     Comparative Per Share Data...............................................  12
     Selected Financial Data..................................................  13
RECENT DEVELOPMENTS...........................................................  16
     First Commercial Corporation Acquisition.................................  16
     Regions' 1997 Operation Results..........................................  16
THE SPECIAL MEETING...........................................................  17
     General..................................................................  17
     Record Date; Vote Required...............................................  17
DESCRIPTION OF THE TRANSACTION................................................  18
     General..................................................................  18
     Possible Adjustment of Exchange Ratio ...................................  18
     Treatment of First State Options.........................................  21
     Background of and Reasons for the Merger.................................  21
     Opinion of First State's Financial Advisor...............................  23
     Effective Date of the Merger.............................................  28
     Distribution of Regions Stock Certificates and
       Payment for Fractional Shares..........................................  28
     Conditions to Consummation of the Merger.................................  29
     Regulatory Approvals.....................................................  29
     Waiver, Amendment, and Termination of the Agreement......................  30
     Conduct of Business Pending the Merger...................................  30
     Management Following the Merger..........................................  32
     Interests of Certain Persons in the Merger...............................  32
     Absence of Dissenters' Rights............................................  33
     Certain Federal Income Tax Consequences of the Merger....................  33
     Accounting Treatment.....................................................  34

     Expenses and Fees........................................................  34
     Resales of Regions Common Stock..........................................  34
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS................................  35
     Antitakeover Provisions Generally........................................  35
     Authorized Capital Stock.................................................  36
     Amendment of Certificate of Incorporation and Bylaws.....................  36
     Classified Board of Directors and Absence of Cumulative Voting...........  37
     Removal of Directors.....................................................  37
     Limitations on Director Liability........................................  37
     Indemnification..........................................................  38
     Special Meetings of Stockholders.........................................  38
     Actions by Stockholders Without a Meeting................................  39
     Stockholder Nominations..................................................  39
     Mergers, Consolidations, and Sales of Assets Generally...................  39
     Business Combinations with Certain Persons...............................  40
     Dissenters' Rights of Appraisal..........................................  40
     Stockholders' Rights to Examine Books and Records........................  41
     Dividends................................................................  41
COMPARATIVE MARKET PRICES AND DIVIDENDS.......................................  42
BUSINESS OF FIRST STATE     ..................................................  43
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF FIRST STATE...................  43
BUSINESS OF REGIONS...........................................................  45
     General..................................................................  45
     Acquisition Activity.....................................................  46
CERTAIN REGULATORY CONSIDERATIONS.............................................  48
     General..................................................................  48
     Payment of Dividends.....................................................  49
     Capital Adequacy.........................................................  50
     Support of Subsidiary Institutions.......................................  51
     Prompt Corrective Action.................................................  51
     FDIC Insurance Assessments...............................................  52
DESCRIPTION OF REGIONS COMMON STOCK...........................................  53
STOCKHOLDER PROPOSALS.........................................................  53
EXPERTS.......................................................................  53
OPINIONS......................................................................  54
APPENDIX A--Agreement and Plan of Merger...................................... A-1
APPENDIX B--Opinion of Morgan Keegan & Company, Inc. ......................... B-1

                               RECENT DEVELOPMENTS

FIRST COMMERCIAL CORPORATION ACQUISITION

     On February 8, 1998, Regions and FCC entered into an Agreement and Plan of Merger, pursuant to which FCC will be acquired by Regions, by means of the merger of FCC with and into Regions, with Regions as the surviving entity (the "FCC Acquisition"). Upon consummation of the FCC Acquisition, Regions will exchange 1.7 shares of Regions Common Stock for each share of FCC common stock outstanding, with a total of approximately 65.9 million shares of Regions common stock expected to be issued in the merger. Regions expects the FCC Acquisition to be accounted for as a pooling of interests and expects to consummate the transaction during the third quarter of 1998, subject to approval of Regions and FCC stockholders in accordance with applicable law, approval of various regulatory authorities, and other customary conditions of closing.

     FCC is a multi-bank bank holding company headquartered in Little Rock, Arkansas, with approximately 146 banking offices in Arkansas, Tennessee, Texas and Louisiana, and a 50% interest in two Oklahoma banks. FCC also operates banking-related affiliates in the areas of mortgage banking, trust services, securities brokerage, asset management and accounts receivable factoring. At September 30, 1997, FCC reported total consolidated assets of approximately $6.6 billion, total consolidated deposits of approximately $5.7 billion, and total consolidated stockholders equity of approximately $627 million. Based on September 30, 1997 information, FCC is the largest bank holding company headquartered in Arkansas and has the largest market share of deposits in Arkansas of depository institutions with offices in Arkansas.

     In connection with consummation of the FCC Acquisition, Regions anticipates taking a pre-tax merger charge of approximately $85 million.

     Additional information with respect to the FCC acquisition is set forth in Regions' current report on Form 8-K filed with the SEC on February 9, 1998 (the "FCC 8-K"). The FCC 8-K includes or incorporates by reference certain forward looking statements, estimates, and projections concerning the FCC Acquisition, which are subject to various uncertainties and risks as explained above under the caption "Cautionary Statement Concerning Forward Looking Information." Estimates and projections concerning the future financial performance of Regions following the FCC Acquisition are predicated on certain assumptions and depend upon future events, the course of which cannot be ascertained with certainty, and therefore such estimates and projections, including but not limited to estimates concerning future levels of accretion and dilution of Regions' earnings per share, future cost savings achievable in consolidation, and levels of merger related charges, should be considered only as estimates and understood to be uncertain and subject to risks of inaccuracy. Future events may cause Regions' actual experience to differ materially from such estimates and projections. See "Documents Incorporated by Reference--Cautionary Statement Concerning Forward Looking Information."

REGIONS' 1997 OPERATING RESULTS

     For the fourth quarter ended December 31, 1997, Regions reported net income of $79.0 million or $.58 per share (or $.57 per share assuming dilution), representing a 22% increase in net income (and a 12% increase on a per share basis) over the same period of 1996. For the twelve months ended December 31, 1997, Regions reported net income of $299.7 million or $2.20 per share (or $2.15 per share assuming dilution), representing a 19% increase on a per-share basis in net income over 1996. The return on average total assets for 1997 was 1.4%, and the return on average stockholders' equity was 16.3%. At December 31, 1997, the ratio of stockholders' equity to total assets was 8.3%. As of December 31, 1997, Regions had total consolidated assets of approximately $23.0 billion, total consolidated deposits of approximately $17.8 billion, and total consolidated stockholders' equity of approximately $1.9 billion.

                               THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to the holders of First State Common Stock in connection with the solicitation by the First State Board of Directors of proxies for use at the Special Meeting, at which First State stockholders will be asked to vote upon a proposal to approve the Agreement. The Special Meeting will be held at 1:30 p.m., local time, on March 30, 1998, at Merry Acres Events Center (Plantation Room), 1504 Dawson Road, Albany, Georgia, 31707.

      First State stockholders are requested promptly to sign, date, and return the accompanying proxy card to First State in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Agreement.

     Any First State stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to First State a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by First State before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Special Meeting. Any notice of revocation should be sent to First State Corporation, 333 W. Broad Avenue, Albany, Georgia, 31703, Attention: Robert E. Lee, Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of First State Common Stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. As of the date of this Proxy Statement/Prospectus, First State is unaware of any other matter to be presented at the Special Meeting.

     Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of First State, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

      First State stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

      First State's Board of Directors has established the close of business on February 17, 1998, as the Record Date for determining the First State stockholders entitled to notice of and to vote at the Special Meeting. Only First State stockholders of record as of the Record Date will be entitled to vote at the Special Meeting. As of the Record Date, there were approximately 559 holders of 6,879,898 shares of First State Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote. For information as to persons known by First State to beneficially own more than 5.0% of the outstanding shares of First State Common Stock as of the Record Date, see "Voting Securities and Principal Stockholders of First State."

     The presence, in person or by proxy, of a majority of the outstanding shares of First State Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Special Meeting. For these purposes, shares of First State Common Stock that are present, or represented by proxy, at the Special

Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of First State Common Stock in "street" name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

     Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of a majority of the First State Common Stock outstanding and entitled to vote at the Special Meeting. A failure to vote, in person or by proxy, for any reason has the same effect as a vote against the Agreement, including failure to return a properly executed proxy, an abstention, or a broker nonvote.

     The directors and executive officers of First State and their affiliates beneficially owned, as of the Record Date, 1,256,510 shares (or approximately 18.26% of the outstanding shares) of First State Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of First State Common Stock. As of that date, no subsidiary of either First State or Regions held any shares of First State Common Stock in a fiduciary capacity for others, but subsidiaries of First State held 2,332,759 shares of First State Common Stock in a fiduciary capacity for others.



                         DESCRIPTION OF THE TRANSACTION

     The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

     Each share of First State Common Stock (excluding any shares held by First State, Regions, or their respective subsidiaries, other than shares held in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Date will be converted into .56 of a share of Regions Common Stock, subject to possible adjustment as described below under the caption "--Possible Adjustment of Exchange Ratio." Each share of Regions Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger.

     No fractional shares of Regions Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Regions will make a cash payment equal to the fractional part of a share which a First State stockholder would otherwise receive multiplied by the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source), on the last trading day prior to the Effective Date.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

     Under certain circumstances described below, the Exchange Ratio could be adjusted pursuant to certain provisions of the Agreement. UNDER NO CIRCUMSTANCES WOULD THE EXCHANGE RATIO BE LESS THAN .56 OF A SHARE OF REGIONS COMMON STOCK FOR EACH SHARE OF FIRST STATE COMMON STOCK. An adjustment could occur only if the First State Board elects to terminate the Agreement pursuant to the provisions of the Agreement described below, and if Regions then elects to avoid termination of the Agreement by increasing the Exchange Ratio.

     For purposes of the description of these provisions and their operation, the following definitions apply.

     The "Average Closing Price" is the average of the daily last sale prices of Regions Common Stock as reported on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, another authoritative source as chosen by Regions) for 10 consecutive full trading days in which such shares are traded on the Nasdaq National Market ending at the close of trading on the Determination Date.

     The "Determination Date" is the date on which consent of the Federal Reserve shall be received (without regard to any requisite waiting period thereof).

     The "Regions Ratio" is the number obtained by dividing the Average Closing Price by $42.75.

     The "Index Price" is the weighted average of the last sale prices of the common stock of the bank holding companies defined as the "Index Group" in the Agreement as of a given date.

     The "Index Ratio" is the number obtained by dividing the Index Price on the Determination Date by the Index Price as of December 18, 1997, less 15%.

     If both:

         (i)  the Average Closing Price is less than $34.20; and

         (ii) the Regions Ratio is less than the Index Ratio,

then First State may elect to terminate the Agreement unless Regions increases the Exchange Ratio such that the fraction of a share of Regions Common Stock issued in exchange for each share of First State Common Stock has a value (based on the Average Closing Price) equal to the lesser of (i) $34.20 or (ii) the value (based on the Average Closing Price) of the fraction of a share of Regions Common Stock that would have been exchanged for each share of First State Common Stock if the relative performance of Regions Common Stock as determined above was 15% lower than the relative performance of the Index Group. If the Merger is approved by the First State stockholders, the First State Board may elect not to terminate the Agreement and to consummate the Merger without resoliciting the First State stockholders even if First State's Stock Price Termination Right is triggered and, as a result of the Exchange Ratio, the value of shares of Regions Common Stock (valued at the Average Closing Price) issued in exchange for each share of First State Common Stock would be less than the lesser of (i) $34.20 or
(ii) the value (based on the Average Closing Price) of the fraction of a share of Regions Common Stock that would have been exchanged for each share of First State Common Stock if the relative performance of Regions Common Stock as determined above was 15% lower than the relative performance of the Index Group.

     These conditions reflect the parties' agreement that First State's stockholders will assume the risk of declines in the value of Regions Common Stock to $34.20. Any adjustment of the Exchange Ratio reflecting a decline in the price of Regions Common Stock to below $34.20 would be dependent on whether the Average Closing Price of Regions Common Stock lags behind a market basket of comparable bank holding company common stocks (the Index Group referenced above) by more than 15%.

     In making its determination of whether to terminate the Agreement, the First State Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations, and prospects of Regions (including the recent performance of Regions Common Stock, the historical financial data of Regions, customary statistical measurements of Regions's financial performance, and the future prospects for Regions Common Stock following the Merger), and the advice of its financial advisors and legal counsel. If the First State Board elects to terminate the Agreement, Regions would then determine whether to proceed with the Merger at the higher Exchange Ratio. In making this determination, the principal factors Regions will consider include the projected effect of the Merger on Regions' pro forma earnings per share and whether Regions' assessment of First State's earning potential as part of Regions justifies the issuance of an increased number of Regions' shares. If Regions declines to adjust the Exchange Ratio, First State may elect to proceed without the adjustment, provided it does so within 12 days after the Determination Date. REGIONS IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO.

     The operation of the adjustment mechanism can be illustrated by three scenarios. (For purposes of the scenarios, it has been assumed that the initial Exchange Ratio is .56, the Starting Price of Regions Common stock is $42.75, and the Index Price, as of the Starting Date, is $100.)

     (1) The first scenario occurs if the Average Closing Price is $34.20 or greater. Under this scenario, regardless of any comparison between the Regions Ratio and the Index Ratio, there would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by First State stockholders could have fallen from a pro forma $23.94 per share, as of the Starting Date, to as little as a pro forma $19.15 per share, as of the Determination Date.

     (2) The second scenario occurs if the Average Closing Price is less than $34.20, but does not represent a decline from the Starting Price of more than 15% than the decline of the common stock prices of the Index Group. Under this scenario, there also would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by First State stockholders would have fallen from a pro forma $23.94 per share, as of the Starting Date, to an amount based on the then lower Average Closing Price of Regions Common Stock, as of the Determination Date, of less than a pro forma $19.15 per share.

     (3) The third scenario occurs if the Average Closing Price declines below $34.20 and the Regions Ratio is below the Index Ratio. Under this scenario, the adjustment in the Exchange Ratio is designed to ensure that the First State stockholders receive shares of Regions Common Stock having a value (based upon the Average Closing Price) that corresponds to at least $34.20 or a 15% decline from the stock price performance reflected by the Index Group, whichever is less.

         For example, if the Average Closing Price were $30.00, and the ending Index Price, as of the Determination Date, were $90, the Regions Ratio (.7018) would be below the Index Ratio (.75, or .90 minus .15), and First State could terminate the Agreement unless Regions elected within five days to increase the Exchange Ratio to equal .5985, which represents the lesser of (a) .6384 [the result of dividing $19.15 (the product of $34.20 and the .56 Exchange Ratio) by the Average Closing Price ($30.00), rounded to the nearest thousandth] and (b) .5985 [the result of dividing the Index Ratio (.75) times .56 by the Regions Ratio (.7018), rounded to the nearest thousandth]. Based upon the assumed $30.00 Average Closing Price, the new Exchange Ratio would represent a value to the First State stockholders of $17.96 per share.

         If the Average Closing Price were $30.00, and the ending Index Price, as of the Determination Date, were $100, the Regions Ratio (.7018) would be below the Index Ratio (.85, or 1.00 minus .15), and First State could terminate the Agreement unless Regions elected within five days to increase the Exchange Ratio to equal .6384, which represents the lesser of (a) .6384 [the result of dividing $19.15 (the product of $34.20 and the .56 Exchange Ratio) by the Average Closing Price ($30.00), rounded to the nearest thousandth] and (b) .6783 [the result of dividing the Index Ratio (.85) times .56 by the Regions Ratio (.7018), rounded to the nearest thousandth]. Based upon the assumed $30.00 Average Closing Price, the new Exchange Ratio would represent a value to the First State stockholders of $19.15 per share.

     The actual market value of a share of Regions Common Stock at the Effective Date and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of First State Common Stock may be more or less than the Average Closing Price. First State stockholders are urged to obtain current market quotations for Regions Common Stock. See "Comparative Market Prices and Dividends."

TREATMENT OF FIRST STATE OPTIONS

     The Agreement provides that all rights with respect to First State Common Stock pursuant to stock options or stock appreciation rights granted by First State under its stock option plans which are outstanding on the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to Regions Common Stock, and Regions will assume each of such options in accordance with the terms of the plan under which it was issued and the agreement by which it is evidenced. After the Effective Date, those options will become options to purchase Regions Common Stock, with the exercise price and number of shares of Regions Common Stock purchasable thereunder adjusted to reflect the Exchange Ratio. Sixteen executive officers or directors of First State hold in the aggregate exercisable options to purchase 316,915 shares of First State Common Stock as of the date of this Proxy Statement/Prospectus.

BACKGROUND OF AND REASONS FOR THE MERGER

     Background of the Merger. During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions.

     Due to these developments, the First State Board and its financial advisor, Ralph W. Jernigan Jr., periodically reviewed First State's strategic options. These options included, but were not limited to: (a) remaining independent with particular emphasis on profitability and growth including acquiring other financial institutions; or (b) combining with a regional banking organization.

     During 1997 the First State Board continued to review its strategic options in light of continuing developments. These included: (a) the difficulty in continuing acceptable profitable growth both internally and externally through acquisitions; and (b) the increasing prices being paid by regional banking organizations in acquisitions of financial institutions similar to First State.

     On September 9, 1997, among other topics, the outside directors of First State reviewed these developments with First State's financial advisor. Later that same day, First State's senior management met with the financial advisor and discussed these same developments and the views of the outside directors, and decided to hold a planning meeting to develop a course of action to recommend to the Board.

     This planning meeting was held October 22, 1997, where management and First State's financial advisor reviewed First State's position and its strategic options. Discussion focused on the continued consolidation among financial institutions and the historically high acquisition prices being realized by the selling community-based banking organizations. These acquisition premiums were making it difficult for First State to acquire other institutions as a method of achieving its growth objectives. The consolidation discussion also covered the timing question, specifically, how long this wave of consolidation at these higher acquisition premiums would continue, as well as the possible reduction in the number of potential merger partners who might have an interest in First State. Based on these discussions, management developed a recommendation to the executive committee of the Board to pursue an option which met the Board's objective of enhancing stockholder value while recognizing First State's historic commitment to its employees, customers and communities.

     This recommendation was accepted by the executive committee of the Board on October 23, 1997. The committee then authorized First State's financial advisor to initiate discussions with representatives of Regions to determine if there was a basis for discussion of a possible merger between First State and Regions. The committee's interest in Regions was based on the historical performance of Regions, the attractive investment characteristics of its common stock and the compatibility of its community orientation with that of First State.

     Accordingly, First State's financial advisor contacted Richard D. Horsley, Vice Chairman and Executive Financial Officer of Regions, and determined that there was sufficient interest by Regions to pursue this option. On November 19, 1997, Morgan G. Murphy, Douglas E. Wren and the financial advisor met in Birmingham with Carl E. Jones Jr., President and Chief Operating Officer of Regions, Peter D. Miller, Georgia Region President, and Richard D. Horsley to discuss the potential for a merger.

     As a result of management's report from this meeting, the executive committee of the Board concluded that it could serve the best interests of its stockholders, employees, customers and community by combining with Regions, provided that First State could obtain a fair price for its stockholders. Accordingly, First State's financial advisor and representatives of Regions entered into discussions which culminated into specific negotiations on December 5 and December 8, 1997, and then into a written proposal from Regions in the form of a letter of intent on December 9, 1997. On December 11, 1997, the First State Board met with its financial advisor and with its outside counsel to discuss the proposed Merger and approved the letter of intent.

     Thereafter, the parties conducted due diligence investigations on each other and negotiated the terms of the definitive merger agreement. On December 18, 1997, the First State Board met, together with its financial advisor and with its outside counsel, and reviewed and adopted the Agreement, subject to certain changes as may be deemed necessary by management and subsequently approved by the Board. The Agreement was executed on December 22, 1997.

     First State's Reasons for the Merger. In approving the Merger, the directors of First State considered a number of factors. Without assigning any relative or specific weights to the factors, the First State Board of Directors considered the following material factors:

     (a) the information presented to the directors by the management of First State concerning the business, operations, earnings, asset quality, and financial condition of Regions, including compliance with regulatory capital requirements on an historical and prospective basis;

     (b) the financial terms of the Merger, including the relationship of the merger price to the market value, tangible book value, and earnings per share of First State Common Stock, and the partial protection against a decline in the market value of Regions Common Stock;

     (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of First State Common Stock for Regions Common Stock for federal and state income tax purposes;

     (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

     (e) The alternatives to the Merger, including remaining an independent institution in light of the current economic conditions of First State's markets;

     (f) The financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Regions;

     (g) The enhanced liquidity of Regions Common Stock compared to First State Common Stock; and

     (h) Regions' ability to provide comprehensive financial services through First State's subsidiaries to its markets;

     The terms of the Merger were the result of arms-length negotiations between representatives of First State and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of First State unanimously approved the Merger as being in the best interests of First State and its stockholders. Each member of the Board of Directors of First State has agreed to vote those shares of First State Common Stock over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger.

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




      First State's Board of Directors unanimously recommends that First State stockholders vote for approval of the Agreement.

     Regions' Reasons for the Merger. The Regions Board of Directors has approved the Agreement and determined that the Merger is in the best interests of Regions and its stockholders. In approving the Agreement, the Regions Board considered a number of factors. Without assigning any relative or specific weights to the factors, the Regions Board of Directors considered the following material factors:

     (a) a review, based in part on a presentation by Regions management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of First State on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which First State operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of Regions' due diligence review of First State; and

     (b) a variety of factors affecting and relating to the overall strategic focus of Regions, including Regions' desire to expand into markets in the general vicinity of its core markets.

OPINION OF FIRST STATE'S FINANCIAL ADVISOR

     First State retained Morgan Keegan as its financial advisor to render an opinion to the First State Board of Directors concerning the fairness, from a financial point of view, to First State stockholders of the Exchange Ratio pursuant to the Agreement. Morgan Keegan was retained by First State on the basis of, among other things, its experience and expertise in the bank and thrift industries. As part of its investment banking business, Morgan Keegan is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes.

     On February 4, 1998, Morgan Keegan delivered its written opinion to the Board of Directors of First State to the effect that, as of February 2, 1998 and based upon and subject to certain matters stated in such opinion, the Exchange Ratio is fair, from a financial point of view, to First State stockholders.

     THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN KEEGAN, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. FIRST STATE STOCKHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. MORGAN KEEGAN'S OPINION IS DIRECTED ONLY TO THE FAIRNESS TO THE FIRST STATE STOCKHOLDERS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE FIRST STATE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN KEEGAN SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, Morgan Keegan reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of First State and certain senior officers and other representatives and advisors of Regions concerning the businesses, operations and prospects of First State and Regions. Morgan Keegan examined certain publicly available business and financial information relating to First State and Regions as well as certain financial forecasts and other data for First State and Regions which were provided to Morgan Keegan by or otherwise discussed with the respective management teams of, First State and Regions, including information relating to certain strategic implications and operational benefits anticipated from the Merger. Morgan Keegan reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of First State Common Stock and Regions Common Stock; the historical and projected earnings and operating data of First State and Regions; and the capitalization and financial condition of First State and Regions. Morgan Keegan considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Morgan Keegan considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose businesses Morgan Keegan considered relevant in evaluating those of First State and Regions. Morgan Keegan also considered the relative contributions of First State and Regions to the combined company. In addition to the foregoing, Morgan Keegan conducted such other analyses and examinations and considered such other financial, economic and market criteria as Morgan Keegan deemed appropriate to arrive at its opinion. Morgan Keegan noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Morgan Keegan as of the date of its opinion.

     In conducting its review and rendering its opinion, Morgan Keegan assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Morgan Keegan. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Morgan Keegan, the management teams of First State and Regions advised Morgan Keegan that such forecasts and other information were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective management teams of First State and Regions as to the future financial performance of First State and Regions and the strategic implications and operational benefits anticipated from the Merger. Morgan Keegan assumed, with the consent of the Board of Directors of First State, that the Merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Morgan Keegan did not express any opinion as to what the value of Regions Stock actually will be when issued pursuant to the Merger or the price at which Regions Common Stock will trade subsequent to the Merger. In addition, Morgan Keegan did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of First State or Regions nor did Morgan Keegan make any physical inspection of the properties or assets of First State or Regions. Morgan Keegan was not asked to consider, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for First State or the effect of any other transaction in which First State might engage. In addition, although Morgan Keegan evaluated the Exchange Ratio from a financial point of view, Morgan Keegan was not asked to and did not recommend the specific consideration payable in the Merger, which was determined by First State and Regions through arms-length negotiations. No other limitations were imposed by First State on Morgan Keegan with respect to the investigations made or procedures followed by Morgan Keegan in rendering its opinion.

     The following is a summary of the principal analyses performed by Morgan Keegan in connection with its opinion.

     Summary Transaction Analysis. Morgan Keegan reviewed the terms of the proposed transaction, including the Exchange Ratio and the aggregate transaction value. Morgan Keegan reviewed the implied value of the consideration offered based upon the $40.56 per share closing price of Regions' Common Stock on February 2, 1998, which indicates an implied value of $22.68 per share of First State Common Stock (assuming 6,879,898 total outstanding shares), representing a 19% premium to the closing price of $19.00 for First State's Common Stock on December 1, 1997, approximately two weeks prior to the announcement of the Merger. This indicates an aggregate transaction value of $156.27 million. Morgan Keegan calculated that as of February 2, 1998, the aggregate transaction value represented 28.94% of the total assets of First State at September 30, 1997, 3.01x First State's stated book value at September 30, 1997, and 20.73x First State's earnings for the trailing twelve months ending September 30, 1997.

     Contribution Analysis. Morgan Keegan reviewed certain historical financial and operating information for First State, Regions and the pro forma combined entity resulting from the Merger based on financial data reported by First State and Regions. Morgan Keegan analyzed the relative balance sheet contribution of First State and Regions for certain data to the combined company on a pro forma basis as of September 30, 1997. This analysis indicated that First State would have contributed 2.3% to combined total assets, 2.3% to combined loans (net of allowances for losses, 2.5% to deposits and 3.2% to tangible equity). Morgan Keegan also analyzed the relative income statement contribution of First State and Regions for certain data to the combined company on a pro forma basis. This analysis indicated that First State would have contributed 3.6% to combined net interest income for the latest twelve months ("LTM") ended September 30, 1997, 2.9% to combined pretax income and 2.9% to combined net income. At the Exchange Ratio of one share of First State Common Stock for 0.56 shares of Regions Common Stock, the holders of outstanding First State Common Stock would own approximately 2.9% of Regions on a fully diluted basis.

     Comparable Company Analysis for First State. Morgan Keegan reviewed and compared certain financial information relating to First State to corresponding financial information, public market multiples and ratios for fourteen publicly traded Georgia companies that it deemed to be comparable to First State. The companies which Morgan Keegan used for purposes of this analysis were ABC Bancorp., Bank Corporation of Georgia, Century South Banks, Inc., Fidelity National Corporation, First Banking Company Southeast Georgia, First Community Banking Services, First Sterling Banks, Inc., Habersham Bancorp., Merit Holding Corporation, PAB Bankshares, Inc., Premier Bancshares, Inc., Savannah Bancorp., Inc., Southwest Georgia Financial Corporation and Summit Bank Corporation (collectively, the "Comparable Companies"). Morgan Keegan calculated a range of market multiples for the Comparable Companies by dividing market value as of February 2, 1998 by each such company's LTM earnings per share ("EPS") ended September 30, 1997 and tangible book value reported September 30,1997. This analysis indicated that the price per share/earnings multiples ("P/E") for LTM EPS ranged from 14.71x to 32.77x, with a mean of 21.21x and a median of 20.33x, compared to 20.75x for First State. Using balance sheet data as of September 30, 1997, Morgan Keegan's analyses of the Comparable Companies indicated market value multiples of tangible book value that ranged from 1.74x to 4.60x, with a mean of 2.52x and a median of 2.46x, compared to 3.43x for First State. For the LTM results ending September 30, 1997, Morgan Keegan also compared certain ratios (including, among other things, return on average assets; return on average equity; net interest margin; non-performing assets to total assets, total equity capital to assets and loans to deposits) of the Comparable Companies to First State. For the Comparable Companies, the analysis indicated a return on average assets range of 0.74% to 1.70%, with a mean of 1.15% and a median of 1.35%, compared to 1.45% for First State; a return on average equity range of 7.80% to 18.83%, with a mean of 10.92% and a median of 13.20% for the Comparable Companies, compared to 15.41% for First State; and a net interest margin range of 4.49% to 6.43%, with a mean of 5.29% and a median of 5.33% for the Comparable Companies, compared to 5.33% for First State. Additionally, the analysis indicated a non-performing assets to total assets range of 0.08% to 1.64%, with a mean of 0.72% and a median of 0.58% for the Comparable Companies, compared to 0.29% for First State; a total equity capital to total assets range of 4.66% to 11.48%, with a mean of 9.65% and a median of 10.02% for the Comparable Companies, compared to 9.63% for First State; and a loans to deposits range of 64.69% to 88.07%, with a mean of 78.04% and a median of 77.60% for the Comparable Companies, compared to 82.02% for First State.

     Comparable Company Analysis for Regions. Morgan Keegan reviewed and compared certain financial information relating to Regions to corresponding financial information, public market multiples and ratios for seven publicly traded Southeastern banking companies that it deemed to be comparable to Regions. The companies which Morgan Keegan used for purposes of this analysis were AmSouth Bancorporation, Colonial BancGroup, Compass Bancshares, First Commercial Corporation, Hibernia Corporation. SouthTrust Corporation, and Union Planters Corporation (collectively, the "Regions Comparable Companies"). Morgan Keegan calculated a range of market multiples for the Regions Comparable Companies by dividing market value as of February 2, 1998 by each such company's EPS for the latest twelve months ending September 30, 1997 and tangible book value as of September 30, 1997. This analysis indicated that the price per share/earnings multiples ("P/E") for LTM EPS ranged from 19.33x to 24.86x, with a mean of 21.63x and a median of 20.25x, compared to 18.93x for Regions. Using balance sheet data reported September 30, 1997, Morgan Keegan's analyses of the Regions Comparable Companies indicated market value multiples of tangible book value that ranged from 2.93x to 3.98x, with a mean of 3.43x and a median of 3.49x, compared to 3.36x for Regions. For the LTM results ending September 30, 1997, Morgan Keegan also compared certain ratios (including, among other things, return on average assets; return on average equity; net interest margin; non-performing assets to total assets, total equity capital to assets and loans to deposits) of the Regions Comparable Companies to Regions. For the Regions Comparable Companies, the analysis indicated a return on average assets range of 1.07% to 1.43%, with a mean of 1.25% and a median of 1.22%, compared to 1.41% for Regions; a return on average equity range of 13.46% to 17.28%, with a mean of 15.54% and a median of 15.90% for the Regions Comparable Companies, compared to 16.23% for Regions; and a net interest margin range of 3.98% to 4.85%, with a mean of 4.37% and a median of 4.20% for the Regions Comparable Companies, compared to 4.28% for Regions. Additionally, the analysis indicated a non-performing assets to total assets range of 0.24% to 0.62%, with a mean of 0.45% and a median of 0.48% for the Regions Comparable Companies, compared to 0.49% for Regions; a total equity capital to total assets range of 6.77% to 10.02%, with a mean of 8.32% and a median of 7.55% for the Regions Comparable Companies, compared to 8.32% for Regions; and a loans to deposits range of 73.36% to 113.98%, with a mean of 92.38% and a median of 91.23% for the Regions Comparable Companies, compared to 89.79% for Regions.

     Stock Trading Analysis. Morgan Keegan reviewed and analyzed the price performance and the historical trading volume for Regions' Common Stock.

     Morgan Keegan's analysis indicated that for the five-year period ending December 31, 1997, the total return (annualized) for Regions' Common Stock (all cash distributions and dividends reinvested on the ex-dividend date) was 24.42% compared to 17.77% for the S&P 400 Mid-Cap Index and 34.12% for the S&P Mid-Cap Banks Index. For the twelve-month period ending December 31, 1997, the total return (annualized) for Regions' Common Stock (all cash distributions and dividends reinvested on the ex-dividend date) was 67.15% compared to 32.24% for the S&P 400 Mid-Cap Index and 80.33% for the S&P Mid-Cap Banks Index.

     Additionally, Morgan Keegan compared recent trading volume in Regions' Common Stock to that of its Regions Comparable Companies. During the four quarters ending September 30, 1997, the quarterly trading volume as a percentage of average outstanding shares for the Regions Comparable Companies ranged from 3.39% to 23.38%, with a mean of 12.27% and a median of 12.40%. During the same period, the quarterly trading volume as a percentage of average outstanding shares for Regions ranged from 9.18% to 14.12%, with a mean of 10.90% and a median of 10.15%. Morgan Keegan considers Regions' Common Stock to be liquid and marketable.

     Morgan Keegan also examined recent trading prices and volumes of First State's Common Stock, which also trades on the NASDAQ National Market. Morgan Keegan placed little weight on the market price of First State's Common Stock in its analysis.

     Analysis of Selected Comparable Mergers and Acquisitions. In order to assess market pricing for comparable mergers, Morgan Keegan reviewed overall mergers transactions in the banking industry. Morgan Keegan selected fifteen transactions occurring between January 31, 1997, and January 31, 1998, involving sellers located in the Southeastern United States with total assets between $250 million and $1 billion. No transaction was considered identical to the Merger; therefore, the medians of the overall transaction multiples were considered more relevant than the multiples for any specific transaction. Morgan Keegan calculated market value multiples of LTM net income ranging from 13.73x to 30.21x, with a mean of 19.57x and a

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



median of 18.59x, latest reported tangible book value ranging from 1.95x to 3.94x, with a mean of 2.50x and a median of 2.35x and latest reported total assets ranging from 15.43% to 34.31%, with a mean of 23.72% and a median of 24.29%. First State's transaction multiples are 20.73x latest twelve months earnings for the period ending September 30, 1997, 3.01x stated book value as of September 30, 1997, and 28.94% of total assets as of September 30, 1997.

     No company or transaction used in the comparable companies and comparable transactions analyses for comparative purposes is identical to First State or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company or transaction data.

     Discounted Cash Flow Analysis. Morgan Keegan performed a discounted cash flow analysis of the projected cash flow available for dividends of First State for fiscal years 1998 through 2002, based on projections provided by First State management. Using this information, Morgan Keegan calculated a range of equity values for First State based on the sum of (i) the present value of the cash flow available for dividends to First State and (ii) the present value of the estimated terminal value for First State assuming that it was sold at the end of fiscal year 2002. In performing its discounted cash flow analysis, Morgan Keegan assumed, among other things, discount rates of 11.0% to 13.0% and terminal multiples of net income of 10.0x to 12.0x. Those discount rates and terminal multiples reflect Morgan Keegan's qualitative judgments concerning the specific risk associated with such an investment and the historical and projected operating performance of First State. This analysis resulted in a range of equity values for First State of $78.14 million to $94.67 million, or $11.36 to $13.76 per share.

     The summary of the Morgan Keegan Report set forth above does not purport to be a complete description of the presentation by Morgan Keegan of the Morgan Keegan Report to First State's Board of Directors or of the analyses performed by Morgan Keegan. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Morgan Keegan believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in the Morgan Keegan Report and its opinion. In addition, Morgan Keegan may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to represent the actual value of First State or the combined company.

     In performing its analyses, Morgan Keegan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First State or Regions. The analyses performed by Morgan Keegan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Keegan's analysis of the fairness, from a financial point of view, of the consideration to be paid by Regions. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     First State has agreed to pay Morgan Keegan a fee of $35,000 for its services pursuant to an engagement letter. No portion of Morgan Keegan's fee is contingent upon the closing of the transaction. First State also has agreed to reimburse Morgan Keegan for its reasonable out-of-pocket expenses and to indemnify Morgan Keegan against certain liabilities, including liabilities under the federal securities laws.


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



EFFECTIVE DATE OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Georgia Certificate of Merger relating to the Merger become effective with, respectively, the Delaware Secretary of State and the Georgia Secretary of State. Unless otherwise agreed upon by Regions and First State, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last day of the month in which the last of the following events occur: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of First State stockholders.

     No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and First State anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1998. However, delays in the consummation of the Merger could occur.

     The Board of Directors of either Regions or First State generally may terminate the Agreement if the Merger is not consummated by September 30, 1998, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

     Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of First State a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of First State Common Stock for certificates representing shares of Regions Common Stock.

      FIRST STATE STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for First State Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of First State Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the Effective Date, to the extent permitted by law, First State stockholders of record as of the Effective Date will be entitled to vote at any meeting of holders of Regions Common Stock the number of whole shares of Regions Common Stock into which their First State Common Stock has been converted, regardless of whether such stockholders have surrendered their First State Common Stock certificates. No dividend or other distribution payable after the Effective Date with respect to Regions Common Stock, however, will be paid to the holder of any unsurrendered First State certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

     The stock transfer books of First State will be closed at the effective time of the Merger and after the Effective Date, there will be no transfers of shares of First State Common Stock on First State's stock transfer books. If certificates representing shares of First State Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to a number of conditions, including, but not limited to:

     (a) approval from the Federal Reserve and the Georgia Department, and the expiration of all applicable waiting periods associated with these approvals, without any conditions or restrictions that would, in the reasonable good faith judgment of Regions' Board of Directors, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement so as to render inadvisable the consummation of the Merger;

     (b) the approval by the holders of requisite number of shares of First State Common Stock;

     (c) the absence of any action by any court or governmental or regulatory authority of competent jurisdiction restricting, prohibiting, or making illegal the consummation of the Merger and the other transactions contemplated by the Agreement;

     (d) the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code and that the exchange of First State Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to First State stockholders, except to the extent of any cash received; and

     (e) notification for listing on the Nasdaq National Market of the shares of Regions Common Stock to be issued in the Merger.

     Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by Regions and First State of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the Agreement; (ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party; and (iii) the receipt by Regions of a letter from its independent auditors that the Merger will qualify for pooling-of-interests accounting treatment.

REGULATORY APPROVALS

     The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

     Regions and First State are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

     The Merger requires the prior approval of the Federal Reserve, pursuant to
Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHC Act, the

Merger may not be consummated until the 30th day following the date of Federal Reserve approval, which may be shortened by the Federal Reserve to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

     The Merger also is subject to the approval of the Georgia Department. In its evaluation, the Georgia Department will take into account considerations similar to those applied by the Federal Reserve.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and First State approved by their respective Boards of Directors; provided, however, that after approval by the First State stockholders, no amendment that pursuant to the Georgia Act requires further approval of the First State stockholders, including decreasing the consideration to be received by First State stockholders, may be made without the further approval of such stockholders.

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by First State stockholders, under certain circumstances, including:

     (a) by the Board of Directors of either party if any required consent of any regulatory authority shall have been denied by any final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal;

     (b) by the Board of Directors of either party, if the holders of the requisite number of shares of First State Common Stock shall not have approved the Agreement;

     (c) by mutual consent of the Boards of Directors of Regions and First
State;

     (d) by the Board of Directors of either party (provided that the terminating party is not then in breach of any representation, warranty, covenant, or agreement under the applicable standard set forth in the Agreement), in the event of any material breach by the other party of any covenant or agreement, or in the event of any material inaccuracy in any representation or warranty of the other party meeting certain standards, which breach or inaccuracy cannot be or has not been cured within 30 days after the giving of written notice to the breaching party; or

     (e) by the Board of Directors of either party if the Merger shall not have been consummated by September 30, 1998, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

     If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

     Each of First State and Regions generally has agreed to operate its business only in the usual, regular, and ordinary course, to preserve intact its business organizations and assets and maintain its rights and franchises, and to take no action which would materially adversely affect the ability of either party to obtain any consents required for the Merger or to perform its covenants and agreements under the Agreement in all material respects and to consummate the Merger. The foregoing shall not prevent Regions or any subsidiary of Regions from discontinuing or disposing of any of its assets or business, or from acquiring or agreeing to acquire any other entity or any assets thereof, if such action is, in the judgment of Regions, desirable in the

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



conduct of the business of Regions and its subsidiaries. In addition, the Agreement includes certain other restrictions applicable to the conduct of the business of either First State or Regions prior to consummation of the Merger, as described below.

     First State. First State has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior written consent of Regions. Generally, First State has agreed that, except as specifically contemplated by the Agreement, it will not:

     (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of First State or its subsidiaries;

     (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 (for First State and its subsidiaries on a consolidated basis) except in the ordinary course of the business of First State and its subsidiaries consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or forgive any such indebtedness of any person to First State or its subsidiaries in excess of any aggregate of $25,000, or impose, or suffer the imposition, on any share of stock held by First State or its subsidiaries of any lien or permit any such lien to exist;

     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of First State or its subsidiaries, or declare or pay any dividend or make any other distribution in respect of First State Common Stock; provided that First State may (to the extent legally able to do so), but shall not be obligated to, declare and pay regular annual cash dividends on the First State Common Stock in the amounts and with the usual and regular record and payment dates in accordance with past practice as previously disclosed to Regions;

     (d) except pursuant to the exercise of stock options outstanding as of the date of the Agreement and pursuant to the terms thereof in existence on the date of the Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of First State Common Stock or any other capital stock of First State or its subsidiaries, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock;

     (e) adjust, split, combine, or reclassify any capital stock of First State or its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First State Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of First State's subsidiaries or any assets having in the aggregate a book value in excess of $100,000, other than in the ordinary course of business for reasonable and adequate consideration;

     (f) acquire direct or indirect control over, or invest in equity securities of, any entity, other than in connection with foreclosures in the ordinary course of business, or acquisitions of control by First State in its fiduciary capacity;

     (g) grant any increase in compensation or benefits to the employees or officers of First State or its subsidiaries except as previously disclosed to Regions or as required by law; pay any bonus except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of the Agreement and previously disclosed to Regions; enter into or amend any severance agreements with officers of First State or its subsidiaries; or grant any increase in fees or other increases in compensation or other benefits to directors of First State or its subsidiaries;

     (h) enter into or amend any employment contract between First State or its subsidiaries and any person (unless such amendment is required by law) that First State or its subsidiaries does not have the unconditional

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



right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Date;

     (i) adopt any new employee benefit plan or program of First State or its subsidiaries or make any material change in or to any existing employee benefit plans or programs of First State or its subsidiaries other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

     (j) make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or generally accepted accounting principles ("GAAP");

     (k) with certain exceptions, commence or settle any litigation for money damages in excess of $25,000, or involving restrictions upon the operations of First State or any subsidiary; or

     (l) except in the ordinary course of business, enter into or terminate any material contract or make any change in any material lease or contract, other than renewals of leases and contracts without material adverse changes of terms.

     In addition, First State has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. First State also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, First State has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

     Regions. The Agreement prohibits Regions, without the prior written consent of a duly authorized officer of First State, from amending its certificate of incorporation or bylaws in any manner which is adverse to, and discriminates against, the holders of First State Common Stock.

MANAGEMENT FOLLOWING THE MERGER

     Consummation of the Merger will not alter the present officers and directors of Regions. Certain information pertaining to the directors and executive officers of Regions, executive compensation, certain relationships and related transactions, and other related matters, is incorporated by reference or set forth in Regions' Annual Report on Form 10-K for the year ended December 31, 1996, incorporated herein by reference. See "Documents Incorporated by Reference."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Agreement generally provides that Regions will, and will cause First State to, indemnify each person entitled to indemnification from First State or any of its subsidiaries to the full extent permitted by Georgia law and by First State's Articles of Incorporation or Bylaws as in effect on the date of the Agreement, for a period of six years from the Effective Date with respect to matters occurring at or prior to the Effective Date.

     The Agreement also provides that, after the Effective Date, Regions will provide generally to officers and employees of First State and its subsidiaries who, at or after the Effective Date, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with First State or its subsidiaries prior to the Effective Date will be treated as service with Regions or its subsidiaries. The Agreement further provides that Regions will cause First State to honor all employment, severance, consulting, and other compensation contracts previously

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



disclosed to Regions between First State or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Date under First State's benefit plans.

     As described above under " --Treatment of First State Options," the Agreement also provides that all rights with respect to First State Common Stock pursuant to stock options or stock appreciation rights granted by First State under its stock option plans which are outstanding at the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to Regions Common Stock, and Regions will assume each of such options in accordance with its terms.

     As of the Record Date, directors and executive officers of First State owned 459 shares of Regions Common Stock.

ABSENCE OF DISSENTERS' RIGHTS

     In accordance with the applicable provisions of the Georgia Act and because First State Common Stock is quoted on the Nasdaq National Market, the holders of shares of First State Common Stock are not afforded the right to dissent from the Merger and to receive an appraised value of such shares in cash.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, AND INSURANCE COMPANIES, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

     A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, consummation of the Merger is conditioned upon receipt by Regions and First State of an opinion from Alston & Bird LLP, special counsel to Regions, concerning certain federal income tax consequences of the proposed Merger under federal income tax law. Based upon representations made by Regions and First State, it is such firm's opinion that:

     (a) Provided the Merger qualifies as a statutory merger under the Delaware GCL and the Georgia Act, the Merger will be a reorganization within the meaning of Section 368(a) of the Code. First State and Regions will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     (b) The stockholders of First State will recognize no gain or loss upon the exchange of their First State Common Stock solely for shares of Regions Common Stock.

     (c) The basis of the Regions Common Stock received by the First State stockholders in the Merger will, in each instance, be the same as the basis of the First State Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.


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



     (d) The holding period of the Regions Common Stock received by the First State stockholders will, in each instance, include the period during which the First State Common Stock surrendered in exchange therefor was held, provided that the First State Common Stock was held as a capital asset on the date of the exchange.

     (e) The payment of cash to First State stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Code.

     The opinion of Alston & Bird LLP is based upon certain representations made by First State and Regions. If these representations are inaccurate or incomplete in any material respect, then the tax consequences may differ from those stated above, and the opinion of Alston & Bird LLP as to the federal income tax consequences of the Merger may not be relied upon.

     THE OPINION OF ALSTON & BIRD LLP DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. FIRST STATE STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE, LOCAL, OR FOREIGN LAW.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a pooling of interests as that term is used pursuant to GAAP, for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, assets, liabilities, and equity of the acquired company are carried forward to the combined entity at their stated amounts. See "Summary--Comparative Per Share Data."

EXPENSES AND FEES

     The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement/Prospectus.

RESALES OF REGIONS COMMON STOCK

     The shares of Regions Common Stock to be issued to First State stockholders in the Merger have been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, First State (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

     Each person who First State reasonably believes will be an affiliate of First State has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     As a result of the Merger, holders of First State Common Stock will be exchanging their shares of a Georgia corporation governed by the Georgia Act and First State's Articles of Incorporation, as amended (the "Articles"), and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware GCL and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Certain significant differences exist between the rights of First State stockholders and those of Regions stockholders. The differences deemed material by First State and Regions are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that may be deemed to have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Georgia Act and the Delaware GCL as well as to Regions' Certificate and Bylaws and First State's Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

     The provisions of Regions' Certificate and Bylaws described below under the headings, "--Authorized Capital Stock," "--Amendment of Certificate of Incorporation and Bylaws," "--Classified Board of Directors and Absence of Cumulative Voting," "--Removal of Directors," "--Limitations on Director Liability," "--Special Meetings of Stockholders," "--Actions by Stockholders Without a Meeting," "--Stockholder Nominations and Proposals," and "--Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "--Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

     Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

     The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

     Regions. The Certificate authorizes the issuance of up to 240,000,000 shares of Regions Common Stock, of which 136,820,461 shares were issued, including 500,000 treasury shares, as of September 30, 1997, and 5,000,000 shares of preferred stock, none of which are outstanding. Regions' Board of Directors may authorize the issuance of additional shares of Regions Common Stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. The Certificate does not provide preemptive rights to Regions stockholders.

     The authority to issue additional shares of Regions Common Stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions.

     First State. First State's authorized capital stock consists of 20,000,000 shares of First State Common Stock, of which 6,879,898 shares were issued and outstanding as of the Record Date, and 100,000 shares of 7% cumulative nonvoting preferred stock, none of which is outstanding.

     Pursuant to the Georgia Act, First State's Board of Directors may authorize the issuance of additional shares of First State Common Stock without further action by First State's stockholders. First State's Articles do not provide the stockholders of First State with preemptive rights to purchase or subscribe to any unissued authorized shares of First State Common Stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

     Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

     The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

     First State. The Georgia Act generally provides that a Georgia corporation's articles of incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote thereon, unless the articles of incorporation provide for a higher or lower voting requirement. First State's Articles provide that certain provisions therein (generally pertaining to business combination transactions) require the affirmative vote of 80% of the voting power of the corporation, excluding shares owned by an interested stockholder, as defined. First State's Articles also provide that the affirmative vote of at least two-thirds of the outstanding shares of First State Common Stock is required to amend the provision dealing with the limitation of liability of

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



directors unless the amendment is approved by two-thirds of the current directors. Otherwise, the Articles do no provide for a higher or lower voting requirement to amend the Articles.

     First State's Bylaws provide that the Bylaws may be altered, amended or repealed or new Bylaws adopted by a majority vote of all of the directors or by the vote of the holders of a majority of the outstanding shares.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

     Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

     The effect of Regions having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

     Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.

     First State. Like Regions' Certificate, First State's Articles also provide that the Board of Directors is divided into three classes with the directors in each class serving a three-year term of office. Also like Regions' Certificate, First State's Articles do not provide for cumulative voting rights in the election of directors.

REMOVAL OF DIRECTORS

     Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

     First State. Pursuant to First State's Bylaws, any director may be removed with or without cause by the holders of a majority of the outstanding stock entitled to vote for the election of directors.

LIMITATIONS ON DIRECTOR LIABILITY

     Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

     First State. The Georgia Act permits a corporation's articles of incorporation to relieve directors from liability for money damages for good faith conduct. The Articles provide that First State directors shall not be liable for money damages for breach of duty as a director except for actions not taken in good faith or that involve intentional misconduct or certain unlawful transactions. Such limitations on director liability are substantially similar to those applicable to Regions.

INDEMNIFICATION

     Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

     First State. First State's Bylaws provide that any person, the person's heirs, executors or administrators, may be indemnified or reimbursed by First State for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which the person shall be made a party by reason of the fact that the person is or was a director, trustee, officer, employee or agent of First State, or that the person is or was serving at the request of First State in such position with a trust or other organization or enterprise, in substantially the same manner and with substantially the same effect as provided by Regions' Certificate.

SPECIAL MEETINGS OF STOCKHOLDERS

     Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

     First State. First State's Bylaws provide that special meetings of stockholders shall be called by First State upon written request by the holders of 50% or more of all the shares of First State which are entitled to vote in an election of directors. The Bylaws also provide that special meetings of the stockholders may be called at any time by the President, Chairman of the Board, or by the Board of Directors.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

     Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Board of Directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

     First State. Under the Georgia Act and First State's Bylaws, any action requiring or permitting shareholder approval may be approved by the unanimous written consent of stockholders.

STOCKHOLDER NOMINATIONS

     Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

     First State. Neither First State's Articles nor Bylaws provide procedures for the nomination by stockholders of individuals for election to the Board of Directors. Accordingly, a stockholder could nominate an individual to serve as a director at a meeting at which directors are to be elected, although no such nominations have been made in the past.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

     Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Board of Directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware GCL generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware GCL, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions Common Stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions Common Stock outstanding immediately prior to the effective date of the merger.

     First State. The Georgia Act generally provides that such transactions require the approval by the corporation's board of directors and by a majority of the corporation's outstanding shares. Neither First State's Articles nor Bylaws contain provisions that operate to alter the vote required to approve the Merger.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by
Section 203.

     Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or
(iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

     First State. The Articles provide that certain business combination transactions involving an "interested stockholder" (as defined, generally with reference to levels of stock ownership in First State) may not be consummated unless approved by the affirmative vote of either (i) 80% of the outstanding voting stock or (ii) a majority of the voting power of outstanding voting stock in the case of a transaction either (x) approved by a majority of the "continuing directors" of First State then in office (defined generally as directors who are unaffiliated with an interested stockholder and were directors prior to the time an interested stockholder became an interested stockholder), or (y) meeting certain pricing conditions. Absent such provision, the Georgia Act would require approval of a majority of the voting power of a corporation's stock. Such provision does not apply to the Merger.

DISSENTERS' RIGHTS OF APPRAISAL

     Regions. The rights of appraisal of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders;
(c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights of appraisal.

     First State. The rights of appraisal of dissenting stockholders under Georgia law are generally similar to those afforded under the Delaware GCL. Because First State Common Stock is quoted on the Nasdaq National Market, holders of First State Common Stock do not have dissenters' rights of appraisal in connection with the Merger.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

     Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

     First State. Pursuant to the Georgia Act, upon written notice of a demand to inspect corporate records, a stockholder is entitled to inspect specified corporate records, including articles of incorporation and bylaws, minutes of stockholder meetings and certain resolutions adopted at director meetings, a list of directors and officers, and all stockholder communications for the preceding three years, including financial statements. Upon demonstration of a proper purpose, a stockholder may be entitled to inspect other corporate records.

DIVIDENDS

     Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Certain Regulatory Considerations--Payment of Dividends."

     First State. Pursuant to the Georgia Act, a board of directors may from time to time make distributions to its stockholders, subject to restrictions in its articles of incorporation, provided that no distribution may be made if, after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. As with Regions, substantially all of the funds available for the payment of dividends by First State are also derived from its subsidiary depository institutions, and there are various statutory limitations on the ability of such subsidiaries to pay dividends to First State.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

     Regions Common Stock and First State Common Stock are listed for quotation on the Nasdaq National Market under the symbols "RGBK" and "FSBT," respectively. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions Common Stock and First State Common Stock as reported by Nasdaq, and the cash dividends declared per share of Regions Common Stock and First State Common Stock for the indicated periods. The amounts indicated for Regions have been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997.

                                                REGIONS                                    FIRST STATE
                                     PRICE RANGE      CASH DIVIDENDS             PRICE RANGE       CASH DIVIDENDS
                                   ---------------        DECLARED             ----------------      DECLARED
                                    HIGH      LOW        PER SHARE              HIGH       LOW       PER SHARE
                                   ------   ------    --------------           ------    ------    -------------
1996
First Quarter ................     $24.00   $20.38         $.175               $14.00    $11.11       $ .06
Second Quarter ...............      24.19    21.13          .175                16.89     12.45         .07
Third Quarter.................      24.32    21.82          .175                17.33     14.67         .07
Fourth Quarter................      26.88    24.38          .175                22.00     14.67         .07

1997
First Quarter.................      30.94    25.69          .20                 22.00     19.33         .07
Second Quarter................      33.25    27.38          .20                 21.25     17.50         .09
Third Quarter.................      39.13    32.06          .20                 21.25     18.50         .09
Fourth Quarter................      44.75    36.56          .20                 24.00     18.75         .09

1998
First Quarter (through
     February 24, 1998) ......      43.50    38.00          .23                 23.75     20.75         .09

     On February 24, 1998, the last reported sale prices of Regions Common Stock and First State Common Stock, as reported on the Nasdaq National Market, were $39.63 and $21.00, respectively. At the close of trading on December 11, 1997, the last trading day prior to public announcement of the proposed Merger, the last reported sale prices of Regions Common Stock and First State Common Stock, as reported on the Nasdaq National Market, were $41.75 and $19.25, respectively.

     The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

     Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions, particularly Regions Bank in Alabama. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

     As with Regions, the holders of First State Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. First State's dividend policy has provided for the payment of dividends totaling between 25% to 35% of the prior year's profits, and dividends are paid quarterly.

                             BUSINESS OF FIRST STATE

      First State is a bank holding company organized under the laws of the state of Georgia with its principal executive office located in Albany, Georgia. First State operates principally through its two banking subsidiaries, First State Bank & Trust Company, Albany ("FSB Albany"), and First State Bank & Trust Company, Cordele, which are state-chartered commercial banks and which provide a range of consumer and commercial banking services through a total of 14 banking offices in southwest Georgia. First State also operates First State Mortgage, which originates residential mortgage loans. At September 30, 1997, First State had total consolidated assets of approximately $540 million, total consolidated deposits of approximately $462 million, and total consolidated stockholders' equity of approximately $52 million. First State's principal executive office is located at 333 W. Broad Avenue, Albany, Georgia, 31703 and its telephone number at such address is (912) 432-8000.

     Additional information with respect to First State and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. Documents incorporated by reference include First State's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and First State's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997. See "Documents Incorporated by Reference."


           VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF FIRST STATE

     The following table sets forth certain information concerning the beneficial owners of more than 5.0% of First State Common Stock, as of the Record Date.


                          NAME AND ADDRESS                AMOUNT AND NATURE        PERCENT OF
TITLE OF CLASS            OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP(1)      CLASS (1)
--------------            -------------------          -----------------------     ----------
Common Stock           Mr. J. Reeves Haley                      437,463 (2)            6.36%
                       209 Dixie Drive
                       Moultrie, Georgia 31769

Common Stock           Ms. Vernon H. Warren                     876,244 (3)           12.74
                       108 Glenwood Road
                       Americus, Georgia 31709

Common Stock           FSB Albany, Trustee                    2,332,759 (4)(5)        33.91
                       333 W. Broad Avenue
                       Albany, Georgia 31703

------------------

(1) The information shown above is based upon information furnished by the named persons. Information relating to beneficial ownership is based upon "beneficial ownership" concepts set forth in rules promulgated under the Securities Act of 1934, as amended. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty
(60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial interest. The shares of First State Common Stock issuable upon exercise of outstanding options held by a person are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.
                                                           (footnotes continued)

(2) Consists of (a) 436,968 shares owned of record by Mr. Haley and (b) an option to purchase an additional 495 shares, according to the Schedule 13G filed with the Securities and Exchange Commission by Mr. Haley in February, 1997.

(3) Consists of (a) 298,594 shares owned of record by FSB Albany under a revocable agreement with Ms. Warren, (b) 274,724 shares owned of record by FSB Albany as trustee under the Will of Marie H. Warren, as to which Ms. Warren has sole voting power but no investment power, (c) 293,492 shares owned of record by FSB Albany under a revocable agreement with Kathryn Warren Powell, as to which Ms. Warren has sole voting power but no investment power, (d) 7,453 shares owned of record by Ms. Warren as co-executor and co-trustee under the Will of Thomas
D. Warren, as to which Ms. Warren shares voting and investment powers and (e) an option to purchase an additional 1,980 shares.

(4) Consists of an aggregate of 2,332,759 shares owned of record by FSB Albany, Trustee, for various trust accounts, (a) 11,555 shares, as to which the Trustee has shared voting and investment power, (b) 596,406 shares, as to which the Trustee has sole voting power, and (c) 2,316,442 shares, as to which the Trustee has sole investment power.

(5) 866,812 shares are included in both the number of shares beneficially owned by Vernon H. Warren and the number of shares beneficially owned by FSB Albany, Trustee.

                               BUSINESS OF REGIONS

GENERAL

     Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 435 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of September 30, 1997. At that date, Regions had total consolidated assets of approximately $22.2 billion, total consolidated deposits of approximately $17.6 billion and total consolidated stockholders' equity of approximately $1.9 billion. Regions has banking operations in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     The following table presents information about Regions' banking operations in the states in which its subsidiary depository institutions are located, based on September 30, 1997 information:

                                          NUMBER OF               TOTAL               TOTAL
                                       BANKING OFFICES           ASSETS             DEPOSITS
                                       ---------------           ------             --------
                                                                       (In millions)
             Alabama............           183                  $8,869               $7,990
             Florida............            45                   1,593                1,498
             Georgia............           107                   3,998                3,489
             Louisiana..........            75                   2,295                2,167
             Tennessee..........            25                     526                  458
             Unallocated (1)....                                 4,171                2,000

     (1) Represents indirect mortgage loans, indirect auto loans, and credit card loans of $2.5 billion, $1.5 billion, and $171 million, respectively, and negotiable certificates of deposit and certain trust and other deposits, which in the aggregate approximate $2 billion.

     Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is
(205) 326-7100.

      Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

     Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents Incorporated by Reference."

ACQUISITION ACTIVITY

     Since December 31, 1996, and as of the date of this Proxy Statement/Prospectus, Regions has completed the acquisitions of eleven financial institutions (the "Completed Acquisitions" in the case of those consummated before September 30, 1997, and the "Recently Completed Acquisitions" in the case of those consummated after that date) and has entered into definitive agreements or letters of intent to acquire seven financial institutions in addition to the Merger (the "Other Pending Acquisitions"). Certain aspects of the completed and other pending acquisitions are presented in the following table:

                                                                               CONSIDERATION
                                                                             ------------------
                                                                   APPROXIMATE
                                                            -------------------------                 ACCOUNTING
                      INSTITUTION                           ASSET SIZE(1)    VALUE(1)      TYPE        TREATMENT
                      -----------                           -------------    --------      ----        ---------
                                                                   (In millions)
Completed Acquisitions:

Florida First Bancorp, Inc., located in Panama              $     297       $   40         Cash        Purchase
City, Florida

Allied Bankshares, Inc., located in Thomson,                      569          158        Regions       Pooling
Georgia                                                                                   Common          of
                                                                                           Stock       Interests

West Carroll Bancshares, Inc., located in                         127           37        Regions       Pooling
Oak Grove, Louisiana                                                                      Common          of
                                                                                           Stock       Interests

Gulf South Bancshares, Inc., located in Gretna,                    55           10        Regions       Pooling
Louisiana                                                                                 Common          of
                                                                                           Stock       Interests

First Mercantile National Bank, located in Longwood,              157           18         Cash        Purchase
Florida

The New Iberia Bancorp, Inc., located in New Iberia,              313           65        Regions       Pooling
Louisiana                                                                                 Common          of
                                                                                           Stock       Interests

First Bankshares, Inc., located in Hapeville,                     127           20        Regions       Pooling
Georgia                                                                                   Common          of
                                                                                           Stock       Interests

SB&T Corporation, located in Smyrna,                              148           33        Regions       Pooling
Georgia                                                                                   Common          of
                                                                                           Stock       Interests

Recently Completed Acquisition:
-------------------------------

GF Bancshares, Inc., located in Griffin,                           97           19        Regions      Purchase
Georgia                                                                                   Common
                                                                                           Stock

Greenville Financial Corporation, located in                      134           34        Regions       Pooling
Greenville, South Carolina                                                                Common          of
                                                                                           Stock       Interests

PALFED, Inc., located in Aiken,                                   665          145        Regions       Pooling
South Carolina                                                                            Common          of
                                                                                           Stock       Interests

                                                                               CONSIDERATION
                                                                             ------------------
                                                                   APPROXIMATE
                                                            -------------------------                 ACCOUNTING
                      INSTITUTION                           ASSET SIZE(1)    VALUE(1)      TYPE        TREATMENT
                      -----------                           -------------    --------      ----        ---------
                                                                   (In millions)
Other Pending Acquisitions:
---------------------------

First United Bancorporation, located in Anderson, South     $     292       $   80        Regions       Pooling
Carolina                                                                                  Common          of
                                                                                           Stock       Interests

St. Mary Holding Corporation, located in Franklin,                113           31        Regions       Pooling
Louisiana                                                                                 Common          of
                                                                                           Stock       Interests

Key Florida Bancorp, Inc. located in Bradenton, Florida           212           39        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

Etowah Bank, located in Canton, Georgia                           432          117        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

First Commercial Corporation, located in Little Rock,           6,887        2,587        Regions       Pooling
Arkansas                                                                                  Common          of
                                                                                           Stock       Interests

First Community Banking Services, Inc., located in Peachtree      131           33        Regions       Pooling
City, Georgia                                                                             Common          of
                                                                                           Stock       Interests

Jacobs Bank, located in Scottsboro, Alabama                       190           52        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

---------------

(1) Calculated as of the date of consummation in the case of the completed acquisitions and as of the date of announcement of the transaction in the case of pending acquisitions.

     Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies, approval of the stockholders of the institutions to be acquired, and, in the case of the FCC Acquisition, approval of the stockholders of Regions. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.

     If the Recently Completed Acquisitions, the Other Pending Acquisitions, and the Merger had been consummated on September 30, 1997, as of that date Regions' total consolidated assets would have been increased by approximately $9.2 billion to approximately $31.4 billion; its total consolidated deposits would have increased by approximately $7.9 billion to approximately $25.5 billion; and its total consolidated stockholders' equity would have increased by approximately $827 million to approximately $2.7 billion.

     For additional information concerning the FCC Acquisition, see "Recent Developments--First Commercial Corporation Acquisition."

                        CERTAIN REGULATORY CONSIDERATIONS

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and First State. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1996. See "Documents Incorporated by Reference."

GENERAL

     Regions and First State are both bank holding companies registered with the Federal Reserve under the BHC Act. As such, Regions and First State and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

     The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

     The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977.

     The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective in September 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Regions, and any other bank holding company located in Alabama may now acquire a bank located in any other state, and any bank holding company located outside Alabama may lawfully acquire any Alabama-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state had the ability to "opt out" and prohibit interstate branching altogether. None of the states in which the banking subsidiaries of Regions or First State are located has "opted out." Accordingly, Regions has the ability to and intends to consolidate all of its bank subsidiaries into a single bank with interstate branches, and has commenced a consolidation program to that end.

     The BHC Act generally prohibits Regions and First State from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

     Each of the subsidiary depository institutions of Regions and First State is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

      The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of Regions and First State (the FDIC and the applicable state authority in the case of state-chartered nonmember banks and the OTS in the case of federally chartered thrift institutions) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

     Regions and First State are legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of both Regions and First State, including cash flow to pay dividends to their respective stockholders, are dividends from their subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions and First State, as well as by Regions and First State to their stockholders.

     As to the payment of dividends, the Bank and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator.

     If, in the opinion of the federal banking regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

     At September 30, 1997, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions and First State, without obtaining governmental approvals, could declare aggregate dividends to Regions and First State of approximately $138 million and $14 million, respectively.

     The payment of dividends by Regions and First State and their subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

      Regions, First State, and their respective subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions and First State and the appropriate federal banking regulator in the case of each of their subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal
Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At September 30, 1997, Regions' consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 12.24% and 9.85%, respectively, and First State's consolidated Total Capital and Tier 1 Capital Ratios were 13.49% and 12.24%, respectively.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Regions' and First State's respective Leverage Ratios at September 30, 1997 were 7.35% and 8.60%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities.

     Each of Regions' and First State's subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of September 30, 1997. Neither Regions, First State, nor any of their subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank or thrift institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

     The Federal Reserve, the OCC, and the FDIC have, pursuant to FDICIA, recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

SUPPORT OF SUBSIDIARY INSTITUTIONS

     Under Federal Reserve policy, Regions and First State are expected to act as sources of financial strength for, and to commit resources to support, each of their respective banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, Regions or First State may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or
(ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of Regions are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of Regions' respective investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

     FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized."

An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

     At September 30, 1997, all of the subsidiary depository institutions of Regions and First State had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

     Pursuant to FDICIA, the FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

     Pursuant to the Deposit Insurance Funds Act of 1996, the FDIC implemented a special one-time assessment of approximately 65.7 basis points (0.657%) on a depository institution's deposits insured by the Savings Association Insurance Fund ("SAIF") held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions), and adopted revisions to the assessment rate schedules that would generally eliminate the disparity between assessment rates applicable to the deposits insured by the Bank Insurance Fund ("BIF") and the SAIF. The revisions in the assessment rate schedules reduced assessment rates on SAIF-insured deposits and would generally equalize BIF and SAIF assessment rates by January, 2000. Regions anticipates that the net effect of the decrease in the premium assessment rate on SAIF deposits will result in a reduction in its total deposit insurance premium assessments for the years 1997 through 1999 as compared to prior years, assuming no further changes in announced premium assessment rates. Regions recorded a charge against earnings for the special assessment in the quarter ended September 30, 1996 in the pre-tax amount of approximately $21.0 million.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.


                       DESCRIPTION OF REGIONS COMMON STOCK

     Regions is authorized to issue 240,000,000 shares of Regions Common Stock, of which 136,820,461 shares were issued, including 500,000 treasury shares, at September 30, 1997, and 5,000,000 shares of preferred stock, none of which are outstanding. No other class of stock is authorized.

     Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At September 30, 1997, under such requirements and guidelines, Regions' subsidiary institutions had $138 million of undivided profits legally available for the payment of dividends. See "Certain Regulatory Considerations--Payment of Dividends."

     For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."


                              STOCKHOLDER PROPOSALS

     Regions expects to hold its next annual meeting of stockholders after the Merger during May 1998. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must have been received by Regions at its principal executive offices no later than December 2, 1997, for consideration by Regions for possible inclusion in such proxy materials. Proposals with respect to Regions' 1999 annual meeting of stockholders may be submitted until the date specified in Regions' 1998 annual meeting proxy statement.


                                     EXPERTS

     The consolidated financial statements of Regions, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their report thereon which is included in the Annual Report to Stockholders which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1996. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

     The consolidated financial statements of First State, incorporated by reference in this Registration Statement, have been audited by Mauldin & Jenkins, LLC, independent auditors, for the periods indicated in their report thereon which is included in the Annual Report of First State on Form 10-K for the year ended December 31, 1996. The financial statements audited by Mauldin & Jenkins, LLC have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.


                                    OPINIONS

     The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville LLP, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville LLP, is a member of the Board of Directors of Regions. As of February 24, 1998, attorneys in the law firm of Lange, Simpson, Robinson & Somerville LLP owned an aggregate of 237,382 shares of Regions Common Stock.

     Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Atlanta, Georgia.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            FIRST STATE CORPORATION

                                      AND

                         REGIONS FINANCIAL CORPORATION

                         DATED AS OF DECEMBER 22, 1997

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
Parties................................................................   A-1
Preamble...............................................................   A-1
ARTICLE ONE -- TRANSACTIONS AND TERMS OF MERGER........................   A-1
    1.1    Merger......................................................   A-1
    1.2    Time and Place of Closing...................................   A-1
    1.3    Effective Time..............................................   A-1
ARTICLE TWO -- TERMS OF MERGER.........................................   A-2
    2.1    Certificate of Incorporation................................   A-2
    2.2    Bylaws......................................................   A-2
    2.3    Directors and Officers......................................   A-2
ARTICLE THREE -- MANNER OF CONVERTING SHARES...........................   A-2
    3.1    Conversion of Shares........................................   A-2
    3.2    Anti-Dilution Provisions....................................   A-2
    3.3    Shares Held by FSC or Regions...............................   A-2
    3.4    Fractional Shares...........................................   A-2
    3.5    Conversion of Stock Options; Restricted Stock...............   A-3
ARTICLE FOUR -- EXCHANGE OF SHARES.....................................   A-3
    4.1    Exchange Procedures.........................................   A-3
    4.2    Rights of Former FSC Stockholders...........................   A-4
ARTICLE FIVE -- REPRESENTATIONS AND WARRANTIES OF FSC..................   A-4
    5.1    Organization, Standing, and Power...........................   A-4
    5.2    Authority; No Breach By Agreement...........................   A-4
    5.3    Capital Stock...............................................   A-5
    5.4    FSC Subsidiaries............................................   A-5
    5.5    SEC Filings; Financial Statements...........................   A-6
    5.6    Absence of Undisclosed Liabilities..........................   A-6
    5.7    Absence of Certain Changes or Events........................   A-6
    5.8    Tax Matters.................................................   A-6
    5.9    Assets......................................................   A-7
    5.10   Environmental Matters.......................................   A-7
    5.11   Compliance With Laws........................................   A-8
    5.12   Labor Relations.............................................   A-8
    5.13   Employee Benefit Plans......................................   A-9
    5.14   Material Contracts..........................................  A-10
    5.15   Legal Proceedings...........................................  A-11
    5.16   Statements True and Correct.................................  A-11
    5.17   Accounting, Tax, and Regulatory Matters.....................  A-11
    5.18   State Takeover Laws.........................................  A-11
    5.19   Articles of Incorporation Provisions........................  A-11
    5.20   Support Agreements..........................................  A-12
    5.21   Derivatives Contracts.......................................  A-12
    5.22   Year 2000...................................................  A-12
ARTICLE SIX -- REPRESENTATIONS AND WARRANTIES OF REGIONS...............  A-12
    6.1    Organization, Standing, and Power...........................  A-12
    6.2    Authority; No Breach By Agreement...........................  A-12
    6.3    Capital Stock...............................................  A-13
    6.4    SEC Filings; Financial Statements...........................  A-13
    6.5    Absence of Undisclosed Liabilities..........................  A-13

                                                                         PAGE
                                                                         ----
    6.6    Absence of Certain Changes or Events........................  A-13
    6.7    Compliance With Laws........................................  A-13
    6.8    Legal Proceedings...........................................  A-14
    6.9    Statements True and Correct.................................  A-14
    6.10   Accounting, Tax, and Regulatory Matters.....................  A-14
ARTICLE SEVEN -- CONDUCT OF BUSINESS PENDING CONSUMMATION..............  A-15
    7.1    Covenants of Both Parties...................................  A-15
    7.2    Covenants of FSC............................................  A-15
    7.3    Covenants of Regions........................................  A-16
    7.4    Adverse Changes in Condition................................  A-16
    7.5    Reports.....................................................  A-16
ARTICLE EIGHT -- ADDITIONAL AGREEMENTS.................................  A-17
    8.1    Registration Statement; Proxy Statement; Stockholder
           Approval....................................................  A-17
    8.2    Nasdaq NMS Listing..........................................  A-17
    8.3    Applications................................................  A-17
    8.4    Agreement as to Efforts to Consummate.......................  A-17
    8.5    Investigation and Confidentiality...........................  A-17
    8.6    Press Releases..............................................  A-18
    8.7    Certain Actions.............................................  A-18
    8.8    Tax Matters.................................................  A-18
    8.9    Agreement of Affiliates.....................................  A-18
    8.10   Employee Benefits and Contracts.............................  A-19
    8.11   Indemnification.............................................  A-19
    8.12   State Takeover Laws.........................................  A-20
    8.13   Articles of Incorporation Provisions........................  A-20
ARTICLE NINE -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE......  A-20
    9.1    Conditions to Obligations of Each Party.....................  A-20
    9.2    Conditions to Obligations of Regions........................  A-21
    9.3    Conditions to Obligations of FSC............................  A-22
ARTICLE TEN -- TERMINATION.............................................  A-22
    10.1   Termination.................................................  A-22
    10.2   Effect of Termination.......................................  A-25
    10.3   Non-Survival of Representations and Covenants...............  A-25
ARTICLE ELEVEN -- MISCELLANEOUS........................................  A-25
    11.1   Definitions.................................................  A-25
    11.2   Expenses....................................................  A-29
    11.3   Brokers and Finders.........................................  A-29
    11.4   Entire Agreement............................................  A-29
    11.5   Amendments..................................................  A-30
    11.6   Waivers.....................................................  A-30
    11.7   Assignment..................................................  A-30
    11.8   Notices.....................................................  A-30
    11.9   Governing Law...............................................  A-31
    11.10  Counterparts................................................  A-31
    11.11  Captions....................................................  A-31
    11.12  Severability................................................  A-31
Signatures.............................................................  A-31

                                LIST OF EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION
-------  -----------
  1.     Form of Support Agreement. (sec. 11.1).
  2.     Form of agreement of affiliates of FSC. (sec. 8.9).
  3.     Form of Claims Letter. (sec. 9.2).
  4.     Form of Opinion Letter of FSC's Counsel. (sec. 9.2).
  5.     Form of Opinion Letter of Regions' Counsel. (sec. 9.3).

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of December 22, 1997, by and between FIRST STATE CORPORATION ("FSC"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Albany, Georgia, and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of FSC and Regions are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of FSC by Regions pursuant to the merger of FSC into and with Regions. At the effective time of such merger, the each of the issued and outstanding shares of common stock of FSC shall be converted into and exchanged for shares of the common stock of Regions (except as provided herein). As a result, stockholders of FSC shall become stockholders of Regions and each of the subsidiaries of FSC shall continue to conduct its business and operations as a wholly-owned subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of FSC, the Board of Governors of the Federal Reserve System, and the appropriate state regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be accounted for as a "pooling of interests."

     As a condition and inducement to Regions' willingness to consummate the transactions contemplated by this Agreement, prior to the execution of this Agreement, each of FSC's directors will execute and deliver to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1 to this Agreement.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                  ARTICLE ONE

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, FSC shall be merged into and with Regions in accordance with the provisions of Sections 14-2-1103 and 14-2-1107 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC and of Section 258 of the DGCL and with the effect provided in Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of FSC and Regions.

     1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Regions, or such other place as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Georgia Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia and the Delaware Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the

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

duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of FSC approve this Agreement to the extent such approval is required by applicable Law.

                                  ARTICLE TWO

                                TERMS OF MERGER

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 Directors and Officers. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                 ARTICLE THREE

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of FSC Common Stock (excluding shares held by FSC or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into .56 of a share of Regions Common Stock, subject to adjustment as provided in Section 10.1(g) of this Agreement (the "Exchange Ratio").

     3.2 Anti-Dilution Provisions. In the event FSC changes the number of shares of FSC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by FSC or Regions. Each of the shares of FSC Common Stock held by any FSC Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of FSC Common Stock exchanged pursuant to the Merger, or of options to purchase shares of FSC Common

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

Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.5 Conversion of Stock Options; Restricted Stock. (a) At the Effective Time, all rights with respect to FSC Common Stock pursuant to stock options or stock appreciation rights ("FSC Options") granted by FSC under the FSC Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each FSC Option, in accordance with the terms of the FSC Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each FSC Option assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (ii) the number of shares of Regions Common Stock subject to such FSC Option shall be equal to the number of shares of FSC Common Stock subject to such FSC Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such FSC Option shall be adjusted by dividing the per share exercise price under each such FSC Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." FSC agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

     (b) All restrictions or limitations on transfer with respect to FSC Common Stock awarded under the FSC Stock Plans or any other plan, program, or arrangement of any FSC Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                  ARTICLE FOUR

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, Regions shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of FSC appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FSC Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of FSC Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of FSC Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of FSC Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of FSC Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of FSC Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require.

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

Any other provision of this Agreement notwithstanding, neither Regions, FSC, nor the Exchange Agent shall be liable to a holder of FSC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former FSC Stockholders. At the Effective Time, the stock transfer books of FSC shall be closed as to holders of FSC Common Stock immediately prior to the Effective Time, and no transfer of FSC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of FSC Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of FSC shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of FSC Common Stock are converted, regardless of whether such holders have exchanged their certificates representing FSC Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of FSC Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such FSC Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                  ARTICLE FIVE

                     REPRESENTATIONS AND WARRANTIES OF FSC

     FSC hereby represents and warrants to Regions as follows:

     5.1 Organization, Standing, and Power. FSC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. FSC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC.

     5.2 Authority; No Breach by Agreement. (a) FSC has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of FSC Common Stock. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been or will be duly and validly authorized by all necessary corporate action in respect thereof on the part of FSC, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of FSC Common Stock. Subject to such requisite approval, this Agreement represents a legal, valid, and binding obligation of FSC, enforceable against FSC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

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

     (b) Neither the execution and delivery of this Agreement by FSC, nor the consummation by FSC of the transactions contemplated hereby, nor compliance by FSC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FSC's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FSC Company under, any Contract or Permit of any FSC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FSC Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FSC of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock. (a) The authorized capital stock of FSC consists of 20,000,000 shares of FSC Common Stock, of which 6,879,403 shares are issued and outstanding as of the date of this Agreement and not more than 7,212,733 shares will be issued and outstanding at the Effective Time and 100,000 shares of FSC Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement and no shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of FSC Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of FSC Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of FSC. FSC has reserved 939,000 shares of FSC Common Stock for issuance under the FSC Stock Plans, pursuant to which options to purchase not more than 334,905 shares of FSC Common Stock are outstanding.

     (b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of FSC outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of FSC or contracts, commitments, understandings, or arrangements by which FSC is or may be bound to issue additional shares of FSC capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     5.4 FSC Subsidiaries. FSC has disclosed in Section 5.4 of the FSC Disclosure Memorandum all of the FSC Subsidiaries as of the date of this Agreement. Except as disclosed, FSC or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each FSC Subsidiary. No equity securities of any FSC Subsidiary are or may become required to be issued (other than to a FSC Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any FSC Subsidiary is bound to issue (other than to a FSC Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any FSC Company is or may be bound to transfer any shares of the capital stock of any FSC Subsidiary (other than to a FSC Company). There are no Contracts relating to the rights of any FSC Company to vote or to dispose of any shares of the capital stock of any FSC Subsidiary. All of the shares of capital stock of each FSC Subsidiary held by a FSC Company are duly authorized, validly issued, and fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the FSC Company free and clear of any Lien. Each FSC Subsidiary is a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each FSC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions
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

where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC. Each FSC Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

     5.5 SEC Filings; Financial Statements. (a) FSC has filed and made available to Regions all forms, reports, and documents required to be filed by FSC with the SEC since December 31, 1993 (collectively, the "FSC SEC Reports"). The FSC SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such FSC SEC Reports or necessary in order to make the statements in such FSC SEC Reports, in light of the circumstances under which they were made, not misleading. Except for FSC Subsidiaries that are registered as a broker, dealer, or investment advisor, none of FSC's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

     (b) Each of the FSC Financial Statements (including, in each case, any related notes) contained in the FSC SEC Reports, including any FSC SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of FSC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     5.6 Absence of Undisclosed Liabilities. No FSC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FSC as of September 30, 1997 included in the FSC Financial Statements or reflected in the notes thereto. No FSC Company has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC.

     5.7 Absence of Certain Changes or Events. Since September 30, 1997, except as disclosed in the FSC Financial Statements, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC, and (ii) the FSC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FSC provided in Article Seven of this Agreement.

     5.8 Tax Matters. (a) All Tax returns required to be filed by or on behalf of any of the FSC Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996 and on or before the date of the most recent fiscal year end immediately preceding the Effective Time to the Knowledge of FSC, and all returns filed are complete and accurate to the Knowledge of FSC. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FSC, except to the extent reserved against in the FSC Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

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

     (b) None of the FSC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable Taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the FSC Companies for the period or periods through and including the date of the respective FSC Financial Statements has been made and is reflected on such FSC Financial Statements.

     (d) Deferred Taxes of the FSC Companies have been adequately provided for in the FSC Financial Statements.

     (e) Each of the FSC Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC.

     (f) None of the FSC Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (g) There are no Liens with respect to Taxes upon any of the assets of the FSC Companies.

     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the FSC Companies that occurred during or after any Taxable Period in which the FSC Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1994.

     (i) No FSC Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (j) All material elections with respect to Taxes affecting the FSC Companies as of the date of this Agreement have been or will be timely made as set forth in Section 5.8 of the FSC Disclosure Memorandum. After the date hereof, no election with respect to Taxes will be made without the prior written consent of Regions, which consent will not be unreasonably withheld.

     (k) No FSC Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Assets. Except as disclosed or reserved against in the FSC Financial Statements, the FSC Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets that are material to the business of the FSC Companies. All material tangible properties used in the businesses of the FSC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FSC's past practices. All Assets which are material to the business of the FSC Companies, which are held under leases or subleases by any of the FSC Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     5.10 Environmental Matters. (a) To the Knowledge of FSC, each FSC Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC.

     (b) To the Knowledge of FSC, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any FSC Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged
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noncompliance (including by any predecessor) with any Environmental Law or (ii)
relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any FSC Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC.

     (c) To the Knowledge of FSC, there is no Litigation pending or threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or FSC in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC.

     (d) To the Knowledge of FSC, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC.

     (e) To the Knowledge of FSC, during the period of (i) any FSC Company's ownership or operation of any of their respective current properties, (ii) any FSC Company's participation in the management of any Participation Facility, or,
(iii) any FSC Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under, or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC. Prior to the period of
(i) any FSC Company's ownership or operation of any of their respective current properties, (ii) any FSC Company's participation in the management of any Participation Facility, or (iii) any FSC Company's holding of a security interest in a Loan Property, to the Knowledge of FSC, there were no releases of Hazardous Material or oil in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC.

     5.11 Compliance With Laws. Each FSC Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC. None of the FSC Companies:

          (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC; and

          (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FSC Company is not in compliance with any of the material Laws or material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC, (ii) threatening to revoke any material Permits the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC, or
     (iii) requiring any FSC Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

     5.12 Labor Relations. No FSC Company is the subject of any Litigation asserting that it or any other FSC Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other FSC Company to bargain with any labor organization as to wages or conditions of employment, nor is any FSC Company a party to or bound by any

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collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any FSC Company, pending or threatened, or to its Knowledge, is there any activity involving any FSC Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.13 Employee Benefit Plans. (a) FSC has disclosed in Section 5.13 of the FSC Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by any FSC Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "FSC Benefit Plans"). Any of the FSC Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FSC ERISA Plan." Any FSC ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "FSC Pension Plan." On or after September 26, 1980, neither FSC nor any FSC Company has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). The only "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any FSC Company that was intended to qualify under Section 401(a) of the Internal Revenue Code, is the First State Bank & Trust Company Employee Savings and Thrift Plan.

     (b) FSC has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such FSC Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such FSC Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any FSC Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto.

     (c) All FSC Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC. Each FSC ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and FSC is not aware of any circumstances which will or could result in revocation of any such favorable determination letter. Each trust created under any FSC ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and FSC is not aware of any circumstance which will or could result in revocation of such exemption. With respect to each FSC Benefit Plan, to the Knowledge of FSC, no event has occurred which will or could give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There is no material pending or threatened Litigation relating to any FSC ERISA Plan. No FSC Company has engaged in a transaction with respect to any FSC Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any FSC Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC.

     (d) Except as disclosed in Section 5.13 of the FSC Disclosure Memorandum, no FSC Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair
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market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any FSC Pension Plan, (ii) no change in the actuarial assumptions with respect to any FSC Pension Plan, and (iii) no increase in benefits under any FSC Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC or materially adversely affect the funding status of any such plan. Neither any FSC Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any FSC Company, or the single-employer plan of any entity which is considered one employer with FSC under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA. No FSC Company has provided, or is required to provide, security to a FSC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (e) No liability under Title IV of ERISA has been or is expected to be incurred by any FSC Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any ERISA Affiliate).

     (f) No FSC Company has any obligations for retiree health and retiree life benefits under any of the FSC Benefit Plans.

     (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any FSC Company from any FSC Company under any FSC Benefit Plan or otherwise,
(ii) increase any benefits otherwise payable under any FSC Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (h) No oral or written representation or communication with respect to any aspect of the FSC Benefit Plans has been made to employees of any of the FSC Companies prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. All FSC Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the FSC Benefit Plans are correct and complete and there have been no changes in the information set forth therein.

     5.14 Material Contracts. None of the FSC Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $75,000, (ii) any Contract relating to the borrowing of money by any FSC Company or the guarantee by any FSC Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by FSC with the SEC as of the date of this Agreement that has not been filed as an exhibit to FSC's Form 10-K filed for the fiscal year ended December 31, 1996, or in another SEC Document and identified to Regions (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "FSC Contracts"). With respect to each FSC Contract: (i) the Contract is in full force and effect;
(ii) no FSC Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC; (iii) no FSC Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of FSC, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan

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Bank advances, all of the indebtedness of any FSC Company for money borrowed is prepayable at any time by such FSC Company without penalty or premium.

     5.15 Legal Proceedings. Except to the extent specifically reserved against in the FSC Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of FSC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FSC Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FSC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSC.

     5.16 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any FSC Company or any Affiliate thereof to Regions pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any FSC Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any FSC Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FSC's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a FSC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of FSC, be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any FSC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.17 Accounting, Tax, and Regulatory Matters. No FSC Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of FSC, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

     5.18 State Takeover Laws. Each FSC Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Georgia (collectively, "Takeover Laws"), including Sections 14-2-1111 and 14-2-1132 of the GBCC.

     5.19 Articles of Incorporation Provisions. Each FSC Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person (other than a Regions Company) under the Articles of Incorporation, Bylaws, or other governing instruments of any FSC Company or restrict or

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

impair the ability of Regions to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any FSC Company that may be acquired or controlled by it.

     5.20 Support Agreements. Each of the directors of FSC has executed and delivered to Regions an agreement in substantially the form of Exhibit 1 to this Agreement.

     5.21 Derivatives Contracts. Neither FSC nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

     5.22 Year 2000. Except as disclosed in Schedule 5.22, FSC represents and warrants that all computer software and hardware necessary for the conduct of its business (the "Software") is designed to be used prior to, during, and after the calendar year 2000 A.D., and that the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. FSC further represents and warrants that the Software accepts, calculates, sorts, extracts and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

                                  ARTICLE SIX

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to FSC as follows:

     6.1 Organization, Standing, and Power. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 Authority; No Breach by Agreement. (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit

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

Guaranty Corporation with respect to any employee benefit plans and other than Consents, filings, or notifications which, if not obtained or made, is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock. The authorized capital stock of Regions consists, as of the date of this Agreement, of 240,000,000 shares of Regions Common Stock, of which 136,320,461 shares were issued and outstanding as of September 30, 1997. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of FSC Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of FSC Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 SEC Filings; Financial Statements. (a) Regions has filed all forms, reports, and documents required to be filed by Regions with the SEC since December 31, 1992, other than registration statements on Forms S-4 and S-8 (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     6.5 Absence of Undisclosed Liabilities. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of September 30, 1997 included in the Regions Financial Statements or reflected in the notes thereto. No Regions Company has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.6 Absence of Certain Changes or Events. Since September 30, 1997, except as disclosed in the Regions Financial Statements filed with the SEC after such date and prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 Compliance With Laws. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no

Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

          (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the material Laws or material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or
     (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

     6.8 Legal Proceedings. Except to the extent specifically reserved against in the Regions Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.9 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any Regions Company or any Affiliate thereof to FSC pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FSC's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of FSC, be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.10 Accounting, Tax, and Regulatory Matters. No Regions Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Regions, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

                                 ARTICLE SEVEN

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course,
(ii) preserve intact its business organizations and Assets and maintain its rights and franchises, and (iii) take no action which would materially adversely affect the ability of any Party to (a) obtain any Consents required for the transactions contemplated hereby, or (b) perform its covenants and agreements under this Agreement in all material respects and to consummate the Merger; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

     7.2 Covenants of FSC. Except as specifically contemplated or permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FSC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of a duly authorized officer of Regions:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any FSC Company; or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a FSC Company to another FSC Company) in excess of an aggregate of $100,000 (for the FSC Companies on a consolidated basis) except in the ordinary course of the business of FSC Companies consistent with past practices (which shall include, for FSC, creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or forgive any such indebtedness of any Person to any FSC Company (in excess of an aggregate of $25,000), or impose, or suffer the imposition, on any share of stock held by any FSC Company of any Lien or permit any such Lien to exist; or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FSC Company, or declare or pay any dividend or make any other distribution in respect of any FSC Common Stock; provided that FSC may (to the extent legally able to do so), but shall not be obligated to, declare and pay regular annual cash dividends on the FSC Common Stock in the amounts and with the usual and regular record and payment dates in accordance with past practice as disclosed in Section 7.2(c) of the FSC Disclosure Memorandum; or

          (d) except pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FSC Common Stock or any other capital stock of any FSC Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any FSC Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FSC Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any FSC Subsidiary (unless any such shares of stock are sold or otherwise transferred to another FSC Company) or any Assets having in the aggregate a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire direct or indirect control over, or invest in equity securities of, any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by FSC in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any FSC Company except as required by Law; pay any bonus except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement and disclosed in
     Section 7.2(g) of the FSC Disclosure Memorandum; enter into or amend any severance agreements with officers of any FSC Company; grant any increase in fees or other increases in compensation or other benefits to directors of any FSC Company; or

          (h) enter into or amend any employment Contract between any FSC Company and any Person (unless such amendment is required by Law) that the FSC Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan or program of any FSC Company or make any material change in or to any existing employee benefit plans or programs of any FSC Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or GAAP; or

          (k) commence or settle any Litigation other than in accordance with past practice; provided that, except to the extent specifically reserved against in the FSC Financial Statements dated prior to the date of this Agreement, no FSC Company shall settle any Litigation involving any Liability of any FSC Company for money damages in excess of $25,000 or restrictions upon the operations of any FSC Company; or

          (l) except in the ordinary course of business, enter into or terminate any material Contract or make any change in any material lease or Contract, other than renewals of leases and Contracts without material adverse changes of terms.

     7.3 Covenants of Regions. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that it will not, without the prior written consent of a duly authorized officer of FSC amend the Certificate of Incorporation or Bylaws of Regions, in each case, in any manner which is adverse to, and discriminates against, the holders of FSC Common Stock.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and FSC shall deliver to Regions copies of all such reports filed by FSC promptly after the same are filed. If financial statements are contained in any such reports filed with appropriate Regulatory Authorities, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC, will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                 ARTICLE EIGHT

                             ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as reasonably practicable after the execution of this Agreement, Regions shall file the Registration Statement with the SEC, provided FSC has provided, on a reasonably timely basis, all information concerning FSC necessary for inclusion in the Registration Statement, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. FSC shall promptly furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. FSC shall call a Stockholders' Meeting, to be held within forty-five
(45) days after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) this Agreement and (ii) such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) FSC shall mail the Proxy Statement to all of its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of FSC shall recommend (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board) to its stockholders the approval of this Agreement, and (iv) the Board of Directors and officers of FSC shall use their reasonable efforts to obtain such stockholders' approval (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board).

     8.2 Nasdaq NMS Listing. Regions shall file with the NASD a notification for the listing on the Nasdaq NMS relating to the proposed issuance of the shares of Regions Common Stock to be issued to the holders of FSC Common Stock pursuant to the Merger.

     8.3 Applications. As soon as reasonably practicable after execution of this Agreement, Regions shall prepare and file, and FSC shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Regions shall use all reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practicable after the filing of the appropriate applications.

     8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions applicable to such Party referred to in Article Nine of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5 Investigation and Confidentiality. (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and, after the 30th day after execution of this Agreement, shall not interfere unreasonably with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) FSC shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an acquisition transaction with FSC to preserve the confidentiality of the information relating to FSC provided to such parties.

     8.6 Press Releases. Prior to the Effective Time, FSC and Regions shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel advises as necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no FSC Company nor any Affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by any FSC Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of FSC's Board of Directors as advised in writing by counsel to such Board of Directors, no FSC Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but FSC may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations. FSC shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. FSC shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing.

     8.8 Tax Matters. The Parties agree to use their reasonable efforts to obtain written opinions of Alston & Bird to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of FSC Common Stock for Regions Common Stock will not give rise to gain or loss to the stockholders of FSC with respect to such exchange (except to the extent of any cash received), and (iii) each of FSC and Regions will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code ("Tax Opinions"). In rendering such Tax Opinions, counsel shall be entitled to rely upon representations of officers of FSC and Regions reasonably satisfactory in form and substance to such counsel. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for Federal income tax purposes.

     8.9 Agreement of Affiliates. FSC has disclosed in Section 8.9 of the FSC Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of FSC for purposes of Rule 145 under the 1933 Act. FSC shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time a written agreement, substantially in the form of
Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of FSC Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Regions and FSC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of Regions Common Stock issued to such affiliates of FSC in exchange for shares of FSC Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Regions and FSC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.9 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of FSC pursuant to this Agreement to enforce the provisions of this Section 8.9). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.10 Employee Benefits and Contracts. Following the Effective Time, Regions shall provide generally to officers and employees of the FSC Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.10), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of FSC should be treated as service under Regions' qualified defined benefit plans,
(ii) service under any qualified defined contribution plans of FSC shall be treated as service under Regions' qualified defined contribution plans, and
(iii) service under any other employee benefit plans of FSC shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause FSC and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.10 of the FSC Disclosure Memorandum to Regions between any FSC Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the FSC Benefit Plans.

     8.11 Indemnification.  (a) Subject to the conditions set forth in paragraph
(b) below, for a period of six (6) years after the Effective Time, Regions shall, and shall cause FSC to, indemnify, defend, and hold harmless each person entitled to indemnification from a FSC Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted by Georgia Law and FSC's Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by the FSC is required to effectuate any indemnification, Regions shall cause the FSC to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a), upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or FSC shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions or FSC elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Regions or FSC and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or FSC shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and
(iii) Regions shall not be liable
for any settlement effected without its prior written consent; and provided further that FSC shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     8.12 State Takeover Laws. Each FSC Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, including Sections 14-2-1111 and 14-2-1132 of the GBCC.

     8.13 Articles of Incorporation Provisions. Each FSC Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any FSC Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any FSC Company that may be directly or indirectly acquired or controlled by it.

                                  ARTICLE NINE

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Stockholder Approval. The stockholders of FSC shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.
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

          (f) Nasdaq NMS Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq NMS.

          (g) Tax Matters. Each Party shall have received a copy of the Tax Opinions referred to in Section 8.8 of this Agreement. Each Party shall have delivered to the other a Certificate, dated as of the date of the Tax Opinion, signed by its duly authorized officers, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such Party, presented to the legal counsel delivering the Tax Opinions were at the date of such presentation, true, correct, and complete, and are on the date of such Certificate, to the extent contemplated by the presentation, true, correct, and complete, as though such presentation had been made on the date of such Certificate.

     9.2 Conditions to Obligations of Regions. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of FSC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of FSC set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of FSC set forth in Sections 5.17, 5.18, and
     5.19 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of FSC set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.17, 5.18, and 5.19) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on FSC; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FSC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. FSC shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FSC's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (d) Claims Letters. Each of the directors and officers of FSC shall have executed and delivered to Regions letters in substantially the form of
     Exhibit 3 to this Agreement.

          (e) Legal Opinion. Regions shall have received a written opinion, dated as of the Effective Time, of counsel to FSC, in substantially the form of Exhibit 4 to this Agreement.

          (f) Affiliate Agreements. Regions shall have received from each affiliate of FSC the affiliates agreement referred to in Section 8.9 of this Agreement.

          (g) Pooling Letter. Regions shall have received a letter from Ernst & Young, LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

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

     9.3 Conditions to Obligations of FSC. The obligations of FSC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FSC pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Regions set forth in Section 6.10 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.10) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. Regions shall have delivered to FSC (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that, to the best knowledge of such officers, after due inquiry, the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, as appropriate, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FSC and its counsel shall request.

          (d) Legal Opinion. FSC shall have received a written opinion, dated as of the Effective Time, of counsel to Regions, in substantially the form of Exhibit 5 to this Agreement.

                                  ARTICLE TEN

                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of FSC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of FSC; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of FSC and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of FSC and Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of FSC and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of FSC fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the Laws of the State of Georgia at the FSC Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of FSC or by the Board of Directors of Regions in the event that the Merger shall not have been consummated by September 30, 1998, in each case only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of FSC and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement as the date after which such Party may terminate this Agreement; or

          (g) By the Board of Directors of FSC, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

             (1) the Average Closing Price shall be less than the product of (i)
        0.80 and (ii) the Starting Price; and

             (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Regions Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause
        (2)(ii) (such number being referred to herein as the "Index Ratio");

     >subject, however, to the following three sentences. If FSC refuses to consummate the Merger pursuant to this Section 10.1(g), it shall give prompt written notice thereof to Regions; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Regions shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and
     (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Regions Ratio. If Regions makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to FSC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(g).

          For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:

             "Average Closing Price" shall mean the average of the daily last sales prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) for the 10 consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the Determination Date.

             "Determination Date" shall mean the date on which the Consent of the Board of Governors of the Federal Reserve System to the Merger shall be received.

             "Index Group" shall mean the 17 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

                   BANK HOLDING COMPANIES                     WEIGHTING
                   ----------------------                     ---------
AmSouth Bancorporation......................................      4.07%
BB&T Corporation............................................      6.78
Compass Bancshares, Inc.....................................      3.34
Fifth Third Bancorp.........................................      7.84
First American Corporation..................................      2.96
First Security Corporation..................................      5.86
First Tennessee National Corporation........................      3.25
First Virginia Banks, Inc...................................      2.62
Hibernia Corporation........................................      6.62
Huntington Bancshares, Inc..................................      9.68
Mercantile Bancorporation, Inc. ............................      6.60
SouthTrust Corporation......................................      5.05
Star Banc Corporation.......................................      4.32
Summit Bancorp..............................................      8.91
SunTrust Banks, Inc. .......................................     10.67
Union Planters Corporation..................................      3.45
Wachovia Corporation........................................      7.99
                                                               -------
          Total.............................................    100.00%
                                                               =======

             "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the last sale prices of the companies composing the Index Group.

             "Starting Date" shall mean the fourth full trading day after the announcement by press release of the Merger.

             "Starting Price" shall mean the last sale price per share of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) on the Starting Date.

          If any company belonging to the Index Group or Regions declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Regions shall be appropriately adjusted for the purposes of applying this Section 10.1(g).

     10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article Eleven and Section 8.5(b) of this Agreement shall survive any such termination, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. Each of the Support Agreements shall be governed by its own terms as to its termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles Two, Three, Four, and Eleven and Sections 8.9, and 8.11 of this Agreement.

                                 ARTICLE ELEVEN

                                 MISCELLANEOUS

     11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "Affiliate" of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person, or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "Agreement" shall mean this Agreement and Plan of Merger, including each of the Support Agreements and the other Exhibits delivered pursuant hereto and incorporated herein by reference.

          "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "Business Combination" shall mean an acquisition of, merger or combination with, share exchange involving any class of voting stock of, sale of more than fifty percent (50%) of the consolidated assets by, or other business combination involving, or tender offer for or sale or issuance of any equity securities involving an acquisition by a third party of more than fifty percent (50%) of the voting stock of, FSC, other than the formation of a newly organized holding company for FSC in which the shares of FSC Common Stock are exchanged for shares of the holding company on a basis that does not cause the respective beneficial interests of each stockholder to change or transactions with a Regions Company.

          "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertak-ing of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "Environmental Laws" shall mean all Laws which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Plan" shall have the meaning provided in Section 5.13 of this Agreement.

          "Exchange Agent" shall have the meaning provided in Section 4.1 of this Agreement.

          "Exchange Ratio" shall have the meaning provided in Section 3.1(c) of this Agreement.

          "Exhibits" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "FSC Benefit Plans" shall have the meaning set forth in Section 5.13 of this Agreement.

          "FSC Common Stock" shall mean the $1.00 par value common stock of FSC.

          "FSC Companies" shall mean, collectively, FSC and all FSC
     Subsidiaries.

          "FSC Disclosure Memorandum" shall mean the written information entitled "First State Corporation Disclosure Memorandum" delivered by the 14th day following execution of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

          "FSC Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of FSC as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, as filed by FSC in SEC Documents, and (ii) the consolidated statements of condition of FSC (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

          "FSC Preferred Stock" shall mean the $50.00 par value 7% non-voting cumulative preferred stock of FSC.

          "FSC Subsidiaries" shall mean the Subsidiaries of FSC, which shall include the FSC Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of FSC in the future and owned by FSC at the Effective Time.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "GBCC" shall mean the Georgia Business Corporation Code.

          "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or any similar federal, state, or local Law.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to a Person shall mean the knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person.

          "Law" shall mean any code, law, ordinance, regulation, reporting, or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including, without limitation, those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including, without limitation, costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institutions, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "Merger" shall mean the merger of FSC with and into Regions referred to in Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "Nasdaq NMS" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "Participation Facility" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

          "Party" shall mean either FSC or Regions and "Parties" shall mean both FSC and Regions.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Proxy Statement" shall mean the proxy statement used by FSC to solicit the approval of its stockholders of the transactions contemplated by this Agreement and shall include the prospectus of Regions relating to the shares of Regions Common Stock to be issued to the stockholders of FSC.

          "Regions Common Stock" shall mean the $.625 par value common stock of Regions.

          "Regions Companies" shall mean, collectively, Regions and all Regions Subsidiaries.

          "Regions Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, as filed by Regions in SEC Documents, and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

          "Regions Subsidiaries" shall mean the Subsidiaries of Regions.

          "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by Regions under the 1933 Act in connection with the transactions contemplated by this Agreement.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Stockholders' Meeting" shall mean the meeting of the stockholders of FSC to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "Subsidiary" or collectively "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Support Agreements" shall mean the various Support Agreements, each in substantially the form of Exhibit 1 to this Agreement.

          "Surviving Corporation" shall mean Regions as the surviving corporation resulting from the Merger.

          "Tax" or "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, of any nature whatsoever, including interest, penalties, and additions imposed thereon or with respect thereto.

     11.2 Expenses. (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby except for the fees payable by FSC to Ralph W. Jernigan, Jr., Jernigan & Associates. In the event of a claim by any other broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FSC or Regions, each of FSC and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to, or shall, confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.9 and 8.11 of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of FSC Common Stock, there shall be made no amendment decreasing the consideration to be received by FSC stockholders without the further approval of such stockholders.

     11.6 Waivers. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, vice chairman, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FSC, to waive or extend the time for the compliance or fulfillment by FSC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, FSC, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FSC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FSC.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

FSC:                        First State Corporation
                            333 W. Broad Street
                            Albany, Georgia 31701
                            Telecopy Number: (912) 438-3811
                            Attention: Morgan G. Murphy
                                       Chairman and Chief Executive Officer

Copy to Counsel:            Perry & Walters
                            409 North Jackson Street
                            P.O. Box 469
                            Albany, Georgia 31702
                            Telecopy Number: (912) 436-1417
                            Attention: James E. Reynolds, Jr.
                            Powell, Goldstein, Frazer & Murphy LLP
                            191 Peachtree Street, N.E.
                            Atlanta, Georgia 30303
                            Telecopy Number: (404) 572-5958
                            Attention: Walter G. Moeling, IV

Regions:                    Regions Financial Corporation
                            417 North 20th Street
                            Birmingham, Alabama 35203
                            Telecopy Number: (205) 326-7571
                            Attention: Richard D. Horsley
                            Vice Chairman and Executive Financial Officer

Copy to Counsel:            Regions Financial Corporation
                            417 North 20th Street
                            Birmingham, Alabama 35203
                            Telecopy Number: (205) 326-7099
                            Attention: Samuel E. Upchurch, Jr.
                                       General Counsel and Corporate Secretary

     11.9 Governing Law. Except to the extent the laws of the State of Georgia apply to the Merger, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                            FIRST STATE CORPORATION

           By: /s/ ROBERT E. LEE                             By: /s/ MORGAN G. MURPHY
--------------------------------------------       --------------------------------------------
               Robert E. Lee                                     Morgan G. Murphy
                 Secretary                             Chairman and Chief Executive Officer

[CORPORATE SEAL]

                  ATTEST:                          REGIONS FINANCIAL CORPORATION

      By: /s/ SAMUEL E. UPCHURCH, JR.                        By:/s/ WILLIAM E. JORDAN
--------------------------------------------       --------------------------------------------
          Samuel E. Upchurch, Jr.                               William E. Jordan
            Corporate Secretary                                 Regional President

[CORPORATE SEAL]

                                                                      APPENDIX B

                                                               February 24, 1998

Board of Directors
First State Corporation
3333 West Broad Avenue
Albany, GA 31701

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of First State Corporation (the "Company") of the Exchange Ratio in connection with its proposed merger with Regions Financial Corporation ("Regions") (the "Transaction") pursuant to and in accordance with the terms of that certain Agreement and Plan of Merger (the "Agreement") entered into by and between Regions and the Company. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

     You have advised us that, pursuant to the Agreement, Regions and the Company will merge (the "Merger") with and into Regions, the subsidiaries of Regions, and Regions as successor to the Company will continue the banking operations of First State's banking subsidiaries through Regions' subsidiaries. Each share of the Company's Common Stock (excluding shares held by the Company or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into
0.56 of a share of Regions Common Stock, subject to adjustment as set forth in the Agreement.

     Morgan Keegan & Company, Inc. ("Morgan Keegan"), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes. We have been retained by the Board of Directors of the Company for the purpose of and will receive a fee for, rendering this opinion. We have not advised any party in connection with the Transaction other than the Company and we make no recommendation to the shareholders of the Company.

     In connection with our opinion, we have (1) reviewed the Agreement (2) held discussions with various members of management and representatives of the Company and Regions concerning each company's historical and current operations, financial condition and prospects; (3) reviewed historical consolidated financial and operating data that was publicly available or furnished to us by the Company and Regions; (4) reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of the Company; (5) reviewed certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and Regions and the trading markets for such other companies' securities; (6) reviewed certain publicly available information concerning the terms of certain other transactions that we deemed relevant to our inquiry; (7) considered the relative contributions of the Company and Regions to the combined company; and (8) conducted such other financial studies, analyses and investigations as we deemed appropriate for the purpose of this opinion.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have assumed and relied upon the representations and warranties of the Company and Regions contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the managements of the Company and Regions as to the reasonableness and achievabililty of the financial and operating projections and the assumptions and bases therefor provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of such respective managements of the Company and Regions and that such projections and forecasts will be realized in the amounts and time periods currently estimated by the managements of the Company and Regions. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of either the Company or Regions nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions to the Transaction would be consummated on a timely basis in the manner contemplated in the Agreement. Our opinion is based upon analyses of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and can be evaluated by us as of the date hereof. We express no opinion as to the price or trading range at which shares of Regions' Common Stock will trade following the date hereof, or the price or trading range at which Regions' Stock will trade upon completion of the Transaction.

     Morgan Keegan has not previously provided investment banking services to the Company. In the ordinary course of our business, we serve as a market maker for the Regions' Common Stock and trade shares for our own account and the accounts of our customers. Accordingly, we may at any time hold long or short positions in the Regions' Common Stock.

     It is understood that this opinion is not to be quoted or referred to, in whole or in part (including excerpts or summaries), in any filing, report document, release or other communication used in connection with the Transaction (unless required to be quoted or referred to by applicable regulatory requirements), nor shall this opinion be used for any other purposes, without our prior written consent which consent shall not be unreasonably withheld. Furthermore, our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholders' meeting held in connection with the Transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company's shareholders.

                                          Yours very truly,

                                          MORGAN KEEGAN & COMPANY, INC.

                                       B-2